Exhibit 10.1

EXECUTION VERSION

US $235,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 31, 2012

among

UNIVERSAL HOSPITAL SERVICES, INC.,

as Borrower

UHS HOLDCO, INC.,

as Parent

BANK OF AMERICA, N.A.,

as Administrative Agent

THE INITIAL L/C ISSUERS AND INITIAL SWING LINE LENDER NAMED HEREIN

as Initial L/C Issuers and Initial Swing Line Lender

and

THE OTHER LENDERS PARTY HERETO

BARCLAYS BANK PLC

and

ROYAL BANK OF CANADA,

as Co-Syndication Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC

and

RBC CAPITAL MARKETS(1),

as Joint Lead Arrangers and Joint Book Managers

(1)  RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada.

v

SCHEDULES

2.01	Revolving Credit Commitments
5.06	Disclosed Litigation
5.07(c)	Real Property Pledged as Collateral
5.08	Environmental Compliance
5.10(b)	Material ERISA Claims, Actions, Suits, or Action by Governmental Authority
5.10(c)	ERISA Events or Material Liabilities
5.11	Subsidiaries
5.14	IP Rights
7.01(c)	Existing Liens
7.02(f)	Existing Investments
7.03(b)(viii)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Credit Note
C-2	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty Reaffirmation
G	Security Agreement Reaffirmation
H	Weil, Gotshal & Manges LLP Opinion
I	Administrative Questionnaire
J	Intercreditor Agreement
K	Borrowing Base Certificate
L	Solvency Certificate

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of July 31, 2012, among UNIVERSAL HOSPITAL SERVICES, INC., a Delaware corporation (“UHS” or the “Borrower”), UHS HOLDCO, INC., a Delaware corporation (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), the Initial L/C Issuers, the Initial Swing Line Lender and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent.

PRELIMINARY STATEMENTS

The Parent and the Borrower are parties to an Amended and Restated Credit Agreement, dated as of May 6, 2010 (the “Existing Credit Agreement”), with the Lenders from time to time party thereto and GE Business Financial Services Inc. (“GE”), as administrative agent.

The Borrower desires to amend and restate the Existing Credit Agreement as hereinafter set forth to provide for (i) an increase in the Revolving Credit Commitments and (ii) certain other amendments to the Existing Credit Agreement, and the Lenders have indicated their willingness to agree thereto, on the terms and subject to the conditions set forth herein.

On the Amendment Closing Date, GE will resign as Administrative Agent and Collateral Agent and Bank of America will be appointed by the Required Lenders with the consent of the Borrower as successor Administrative Agent and Collateral Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree to amend and restate the Existing Credit Agreement as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Debtor” means any Person who may become obligated to any Loan Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounts” means all “accounts,” as such term is defined in the Uniform Commercial Code, now owned or hereafter acquired by any Loan Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Uniform Commercial Code), (b) all of each Loan Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Loan Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Loan Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party), (e) all health care insurance receivables and (f) all collateral security and guaranties of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Acquired EBITDA” means, with respect to any entity or business acquired in a Permitted Acquisition for any period, the amount for such period of Consolidated EBITDA of such entity or business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such entity or business and its Subsidiaries), all as determined on a consolidated basis for such entity or business.

“Additional Commitments Effective Date” has the meaning specified in Section 2.14(b).

“Additional Lenders” means the lenders providing the Additional Revolving Credit Commitments.

“Additional Party Addendum” has the meaning specified in the Intercreditor Agreement.

“Additional Revolving Credit Commitments” means the commitments of the Additional Lenders to make Additional Revolving Credit Loans pursuant to Section 2.14.

“Additional Revolving Credit Loans” means any loans made in respect of any Additional Revolving Credit Commitments that shall have been added pursuant to Section 2.14.

“Adjusted Consolidated Funded Indebtedness” means, on any day, the sum of (a) with respect to Consolidated Funded Indebtedness consisting of revolving borrowings, the average daily outstanding amount of such revolving borrowings for the four fiscal quarters most recently ended on or prior to such day plus (b) with respect to all other Consolidated Funded Indebtedness, the outstanding amount thereof on such day.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower, the Lenders and the L/C Issuers.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit I.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that portfolio companies of the Sponsor that are not Subsidiaries of Parent shall be deemed not to be Affiliates of any Loan Party.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Administrative Agent, the Collateral Agent and, in each case, the officers, directors, employees, agents and attorneys-in-fact of such Person.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Co-Syndication Agents.

“Aggregate Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Alternative Borrowing Base Certificate” has the meaning set forth in Section 6.01(e).

“Amendment Closing Date” has the meaning specified in Section 4.01.

“Applicable Amount” means, at any time (the “Reference Time”), an amount equal to:

(a)                                 50% of the Consolidated Net Income of UHS for the period from July 1, 2007, until the last day of the then most recent fiscal quarter for which financial statements have been delivered; plus

(b)                                 100% of the aggregate net cash proceeds and the fair market value of property and marketable securities received by UHS since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of UHS (other than Disqualified Equity Interests) or from the issue or sale of convertible or exchangeable Disqualified Equity Interests or convertible or exchangeable debt securities of UHS that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Equity Interests or debt securities) sold to a Subsidiary of the Borrower); but excluding cash proceeds received from the sale of Equity Interests of UHS (and, to the extent actually contributed to UHS, Equity Interests of UHS’s direct or indirect parent corporations) to members of management, directors or consultants of UHS, any direct or indirect parent of UHS and the Subsidiaries of UHS after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(d)(iii); plus

(c)                                  to the extent that any Investment that was made after the Closing Date is sold, the return of capital with respect to such Investment (less the cost of disposition, if any); plus

(d)                                 100% of any dividends received by UHS or a Restricted Subsidiary of UHS that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of UHS, to the extent that such dividends were not otherwise included in Consolidated Net Income of UHS for such period.

minus (b) the sum, without duplication, of:

(i)                                     the aggregate amount of dividends pursuant to Section 7.06(e) following the Closing Date and prior to the Reference Time; and

(ii)                                  the aggregate amount of Investments pursuant to Section 7.02(n)(ii).

“Applicable Commitment Fee Rate” means a percentage per annum equal to (a) 0.50% at any time the Usage Percentage is equal to or less than 25%, (b) 0.375% at any time the Usage Percentage is greater than 25% but less than or equal to 75%, or (c) 0.25% at any time the Usage Percentage is greater than 75%.  Notwithstanding the previous sentence, from the Amendment Closing Date until the date that is three months after the Amendment Closing Date, the Applicable Commitment Fee Rate shall be 0.375%.

“Applicable Rate” means (a) a percentage per annum equal to the following percentages per annum, based upon the Usage Percentage as of any date of determination:

Pricing Level	Usage Percentage	Eurodollar Rate and Letter of Credit Fees	Base Rate
1	< 25%	2.50%	1.50%
2	> 25% but < 75%	2.25%	1.25%
3	> 75%	2.00%	1.00%

Any change in the Applicable Rate will become effective as of the date the interest rate which is so identified as the “Applicable Rate” is different from that in effect on the prior Business Day, based on the Usage Percentage for such prior day; provided that at the option of the Administrative Agent or the Required Lenders, pricing level 1 shall apply, (x) as of the first Business Day after the date on which a Borrowing Base Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Borrowing Base Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply); provided further that in the event that any Borrowing Base Certificate delivered pursuant to Section 6.01(e) is shown to be inaccurate (regardless of whether this Agreement or the Revolving Credit Commitments are in effect when such inaccuracy is discovered) within one year of delivery thereof, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based upon such corrected certificate for such Applicable Period, and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period; provided that the provisions of this proviso shall terminate unless a claim is made therefor by the Administrative Agent within 365 days after the date all Revolving Credit Loans are paid in full and all Revolving Credit Commitments shall have terminated and (b) with respect to any Additional Revolving Credit Commitments, such amount as may be agreed by the Borrower, the Administrative Agent and the Additional Lenders.  Notwithstanding the previous two sentences, from the Amendment Closing Date until the date that is three months after the Amendment Closing Date, the Applicable Rate shall be equal to the percentages per annum indicated as Pricing Level 2 in the table above.

This definition shall not limit the rights of the Administrative Agent and Lenders under and with respect to Sections 2.08(b) and Article 8.

“Appropriate Lender” means, at any time, (a) with respect to the Loans of any Class, the Lenders of such Class, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Lenders.

“Approved Domestic Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents”.

“Approved Foreign Bank” has the meaning specified in clause (f) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and RBC Capital Markets,(2) each in its capacity as a joint lead arranger and joint book manager with respect to this Agreement.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, documented out-of-pocket expenses and documented out-of-pocket disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Bank of America” has the meaning specified in the introductory paragraph of this Agreement, and includes its successors and assigns.

“Base Rate” means a variable per annum rate, as of any date of determination, equal to the greater of (i) the Federal Funds Rate plus one-half of one percent (0.50%) per annum, (ii) the Prime Rate for such day and (iii) the Eurodollar Rate for a one month Interest Period as determined on such day, plus 1.0%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Billed Accounts” means any Account with respect to which an invoice has been sent to the applicable Account Debtor.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to the Borrower and the Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Availability” means, as of any date of determination, the lesser of (a) the Maximum Amount and (b) the Borrowing Base, in each case, less the sum of (i) the aggregate principal amount of the Revolving Credit Loans then outstanding plus (ii) the aggregate principal amount of the Swing Line Loans then outstanding, plus (iii) the L/C Obligations then outstanding.

“Borrowing Base” means, as of any date of determination by the Administrative Agent, from time to time, an amount equal to the sum at such time of:

(a)                                 eighty-five percent (85%) of the total face amount of the Eligible Accounts;

(2)  RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada.

(b)                                 fifty percent (50%) of the total face amount of the Eligible Unbilled Accounts, not to exceed, as of any date of determination, twenty-five percent (25%) of the sum of (x) the total face amount of the Eligible Accounts as of such date plus (y) the total face amount of the Eligible Unbilled Accounts as of such date; and

(c)                                  the sum of:

(i)                                     sixty-five percent (65%) of the Eligible Rental Equipment valued on a net book value basis consistent with the Borrower’s consolidated month-end balance sheet;

(ii)                                  fifty percent (50%) of the Eligible Wholesale Disposables valued on a net book value basis consistent with the Borrower’s consolidated month-end balance sheet; and

(iii)                               twenty percent (20%) of the Eligible Equipment Disposables valued on a net book value basis consistent with the Borrower’s consolidated month-end balance sheet;

(x) in each case, less any Reserves established by the Administrative Agent at such time in accordance with the provisions of Section 2.15 and/or Section 2.16,  and (y) in the case of clauses (c)(ii) and (c)(iii), less any Lease Payment Reserves established by the Administrative Agent at such time in accordance with the provisions of Section 2.16.

“Borrowing Base Adjustment Limit” means $25,000,000.

“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by the Borrower in the form attached to the Agreement as Exhibit K.

“Borrowing Base Party” means the Borrower, Surgical Services and any other Restricted Subsidiary that is a Loan Party designated as a Borrowing Base Party after the Amendment Closing Date by written notice to the Administrative Agent from the Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed and in any event to be decided within 60 days of delivery of such notice).  Failure of the Administrative Agent to notify Borrower of its decision to withhold consent as provided herein shall be deemed consent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in (a) when used in relation to the Borrower, the state where the Administrative Agent’s Office and the L/C Issuer’s Office are located and (b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Indebtedness (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a deposit account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens permitted pursuant to any Loan Document):

(a)                                 readily marketable obligations issued or directly and fully guaranteed or insured by the United States, any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)                                 time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii)(A) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and is a member of the Federal Reserve System and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Domestic Bank”), in each case with maturities of not more than one year from the date of acquisition thereof;

(c)                                  commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than one year from the date of acquisition thereof;

(d)                                 repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer (including any of the Lenders), in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States;

(e)                                  Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that 95% of such investments are of the character, quality and maturity described in clauses (a), (b), (c), and (d) of this definition;

(f)                                   solely with respect to any Foreign Subsidiary, non-Dollar-denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Person maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P 1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(g)                                  readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of any member nation of the European Union whose legal tender is the Euro and which are denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of any such member nation of the European Union is pledged in support thereof.

“Cash Management Obligations” means obligations owed by any Loan Party or any Subsidiary to Bank of America, any Lender, any Affiliate of Bank of America or a Lender or any other financial institution in respect of any overdraft and related liabilities arising from Cash Management Services or any automated clearing house transfers of funds or in respect of any commercial credit card, merchant card or similar services, which with respect to any Lender, any Affiliate of a Lender or any other financial institution has been designated by the Borrower as incurring Cash Management Obligations.

“Cash Management Services” means any services provided from time to time by Bank of America, any Lender, any of their Affiliates or any other financial institution to any Loan Party or any Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, treasury, information reporting, lockbox and stop payment services.

“Cash on Hand” means, on any date of determination, the sum of the amount of cash and Cash Equivalents of the Borrower Parties, as set forth on the balance sheet of UHS and its consolidated Subsidiaries (it being understood that such amount shall exclude in any event any cash or Cash Equivalents identified on such balance sheet as “restricted” (other than cash or Cash Equivalents restricted in favor of the Secured Parties)).

“Casualty Event” means any event that gives rise to the receipt by any Borrower Party of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the US Environmental Protection Agency.

“Change of Control” means the earliest to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of UHS; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i)             any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of UHS or (B) the Permitted Holders own, directly or indirectly, of record and beneficially an amount of common stock or other common Equity Interests having ordinary voting power of UHS equal to more than fifty percent (50%) of the amount of common stock or other common Equity Interests having ordinary voting power of UHS owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of voting securities having ordinary voting power of UHS held by any Person or related group for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or

(ii)          at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Holders), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the outstanding voting securities having ordinary voting power of the Qualifying IPO Issuer and (y) the percentage of the then outstanding voting securities having ordinary voting power of the Qualifying IPO Issuer owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during any period of twelve (12) consecutive months, the board of directors of the Qualifying IPO Issuer shall consist of a majority of the Continuing Directors; or

(b)                                 Any “Change of Control” (or any comparable term) in any document pertaining to the Senior Notes, the Existing Notes or any other financing with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(c)                                  at any time prior to a Qualifying IPO of UHS, UHS ceasing to be a directly or indirectly wholly owned Subsidiary of Parent.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Uniform Commercial Code, including electronic chattel paper, now owned or hereafter acquired by any Loan Party.

“Class” means (a) when used with respect to Lenders, refers to whether such Lenders are Lenders or Additional Lenders, (b) when used with respect to Revolving Credit Commitments, refers to whether such Revolving Credit Commitments are Revolving Credit Commitments or Additional Revolving Credit Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Additional Revolving Credit Loans.

“Closing Date” means May 6, 2010, the closing date of the Existing Credit Agreement.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under any of the Loan Documents, or any successor administrative agent.

“Collateral Documents” means, collectively, the Security Agreement, the Security Agreement Reaffirmation, each Intellectual Property Security Agreement, the Mortgages, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties as security for the Secured Obligations, including collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other (other than a conversion of a Eurodollar Rate Loan to a Base Rate Loan), or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the aggregate of all income, franchise and similar taxes, as determined in accordance with GAAP, to the extent the same are paid or payable in cash with respect to such period.

“Consolidated EBITDA” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication,

(i)                                    total interest expense, and to the extent not reflected in such total interest expense, any costs of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk,

(ii)                                 income, withholding, franchise and similar taxes and any tax distributions made pursuant to Section 7.06(d)(ii) and foreign withholding taxes paid or accrued during such period,

(iii)                              total depreciation and amortization expense (including non-cash amortization of debt discount or deferred financing costs),

(iv)                             letter of credit fees,

(v)                                cash fees, costs and expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Disposition permitted under Section 7.05, Equity Issuance, Debt Issuance or any amendment or waiver of any Debt Issuance (in each case, whether or not consummated),

(vi)                             to the extent actually reimbursed or reimbursable, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions or a Permitted Acquisition,

(vii)                          to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption,

(viii)                       (x) management fees paid under Section 7.08(d) or any other monitoring, consulting or advisory fees and related expenses paid to Sponsor to the extent permitted under this Agreement and (y) cash compensation paid to independent directors (provided that such cash compensation shall have been approved by the board of directors),

(ix)                             expenses during such period in respect of salary and out-of-pocket expense reimbursements paid to David Dovenberg, so long as he remains an employee of any Loan Party, in the aggregate amount not to exceed $200,000 in any fiscal year,

(x)                                to the extent deducted in calculating Consolidated Net Income for such period, any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment permitted under Section 7.02,

(xi)                             non-cash losses from Joint Ventures and non-cash minority interest reductions,

(xii)                          fees and expenses in connection with exchanges or refinancings permitted by Section 7.14,

(xiii)                       with respect to the calculation of the financial covenant set forth in Section 7.11 for any applicable period, the Net Cash Proceeds from any issuance of Equity Interests (other than Disqualified Equity Interests) by UHS to the Equity Investors in an amount not greater than the amount necessary to ensure that the Borrower Parties are in compliance with the financial covenant set forth in Section 7.11 for such period, solely to the extent that the Net Cash Proceeds therefrom (A) are actually received by UHS (including through capital contribution of such Net Cash Proceeds by Parent to UHS) no later than ten (10) Business Days after the date of delivery of the applicable Compliance Certificate and (B) are Not Otherwise Applied; provided that any infusion of equity pursuant to a Notice of Intent to Make an Equity Infusion shall not be made more than twice in any four fiscal quarter period; it being understood that this clause (xiii) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 (including for purposes of the definition of “Pro Forma Basis”),

(xiv)                      any other non-cash charges or expenses to the extent such non-cash charges or expenses do not result in a cash payment in a future period,

(xv)                         one-time cash charges relating to the transition costs associated with becoming a public company;  minus

(c)                                  an amount which, in the determination of Consolidated Net Income for such period, has been included for non-cash income during such period (other than with respect to cash actually received);

provided that notwithstanding any other provision to the contrary contained in this Agreement, for purposes of any calculation made under the financial covenant set forth in Section 7.11 (including for purposes of the definition of “Pro Forma Basis”, but excluding for purposes of the definition of “Applicable Rate”), to the extent the receipt of any Net Cash Proceeds of any issuance of Equity Interests are an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the provisions of clause (b)(xiii) above and, as a result thereof, any Event of Default of the financial covenant set forth in Section 7.11 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period.

“Consolidated Funded Indebtedness” means, with respect to any Person and its Subsidiaries on a consolidated basis, without duplication,

(a)                                 all obligations of such Person for borrowed money,

(b)                                 all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)                                  all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than accrued expenses and trade debt incurred in the ordinary course of business) which would appear in the liabilities section of the balance sheet of such Person,

(d)                                 all Consolidated Funded Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,

(e)                                  all Guarantees of such Person with respect to Consolidated Funded Indebtedness of another Person.

(f)                                   the implied principal component of all obligations of such Person under Capitalized Leases,

(g)                                  all drafts drawn (to the extent unreimbursed) under standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person,

(h)                                 unless the holder thereof is a Loan Party or, if the issuer thereof is a Subsidiary of the Borrower which is not a Loan Party, any other Subsidiary of the Borrower, all Disqualified Equity Interests convertible into Indebtedness and issued by such Person from and after the date on which they are so converted, and

(i)                                     the Consolidated Funded Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Consolidated Funded Indebtedness is recourse to such Person.

Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Consolidated Funded Indebtedness” shall not be deemed to include (A) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of the applicable Person, (B) any earn-out obligation that appears in the liabilities section of the balance sheet of the applicable Person to the extent (1) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (2) amounts to be applied to the payment thereof are in escrow, (C) any deferred compensation arrangements or employee equity plan related to which there is a liability on the balance sheet or (D) any non-compete or consulting obligations incurred in connection with Permitted Acquisitions and (ii) the amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset as determined by such Person in good faith, as the case may be.

“Consolidated Interest Charges” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the amount by which (a) the aggregate interest expense for such period (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees paid to the Administrative Agent, (iii) costs associated with obtaining Swap Contracts, (iv) fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance or any amendment or waiver of any Debt Issuance (whether or not consummated), including without limitation any Permitted Refinancing of the Senior Notes and Existing Notes, (v) pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting) and (vi) amortization or write-down of any deferred financing fees) exceeds (b) interest income for such period, in each case as determined in accordance with GAAP, to the extent the same are paid or payable (or received or receivable) in cash with respect to such period.

“Consolidated Net Income” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication, (a) any net after-tax extraordinary, unusual or non-recurring gains, losses or charges (including severance, relocation, transition and other restructuring costs and litigation settlements or losses), (b) the cumulative effect of a change in accounting principle(s) during such period, (c) any net after-tax gains or losses realized upon the disposition of assets outside the ordinary course of business (including any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person) or attributable to discontinued operations, (d) (i) the income or loss of (1) for purposes of calculating cumulative Consolidated Net Income only, any Subsidiary (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders (which has not been legally waived) and (2) any Joint Venture and any Unrestricted Subsidiary, except in each case to the extent of the amount of dividends or other distributions actually paid in cash to such Person or one of its Subsidiaries by such Subsidiary, Joint Venture or Unrestricted Subsidiary during such period and (ii) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person, (e) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, (f) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or hedging obligations, including under Swap Contracts, (g) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off or impairment of assets (including intangible assets, goodwill and deferred financing costs or liabilities) in connection with the Transactions, any Permitted Acquisition or any merger, consolidation or similar transaction not prohibited by this Agreement and non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of SFAS Nos. 142-144 (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), (h) any reductions in respect of dividends on, or accretion of, preferred Equity Interests; and provided further that Consolidated Net Income for any such period shall be decreased by the amount of any equity of the Borrower in a net loss of any Joint Venture for such period to the extent the Borrower has funded such net loss, and (i) unrealized gains and losses in respect of Swap

Contracts and other “embedded derivatives” or similar contracts that require the same accounting treatment as Swap Contracts.

“Continuing Directors” means the directors of Parent and UHS, respectively, on the Closing Date and each other director, if, in each case, such other directors’ or managers’ nomination for election to the board of directors of Parent or UHS (or the Qualifying IPO Issuer after a Qualifying IPO) is recommended by a majority of the then Continuing Directors or such other director receives the indirect vote of the Permitted Holders in his or her election by the stockholders of Parent or UHS (or the Qualifying IPO Issuer after a Qualifying IPO).

“Contracts” means all “contracts,” as such term is defined in the Uniform Commercial Code, now owned or hereafter acquired by any Loan Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Loan Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Copyright License” means rights under any agreement to which any Loan Party is or becomes a party granting any right to use any copyright.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Co-Syndication Agents” means Barclays Bank PLC and Royal Bank of Canada, as co-syndication agents under this Agreement.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Person and its Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the lapse of grace period, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurodollar Rate

Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws, and if there is no applicable interest rate, then at the rate applicable to the Revolving Credit Loans bearing interest at the Base Rate plus the Applicable Rate applicable to Base Rate Loans plus 2.0% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed or declared insolvent by any relevant regulatory or judicial authority or become the subject of a bankruptcy or insolvency proceeding.

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Uniform Commercial Code, now or hereafter held in the name of any Loan Party.

“Disclosed Litigation” has the meaning specified in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d) above, prior to the date that is one hundred eighty-one (181) days after the Maturity Date of the Revolving Credit Facility (except, in each case, as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments).

“Documents” means all “documents,” as such term is defined in the Uniform Commercial Code, now owned or hereafter acquired by any Loan Party, wherever located.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Accounts” has the meaning ascribed to it in Section 2.15.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person or a Disqualified Institution, as designated by the

Borrower to Bank of America in the electronic communication from the Borrower’s counsel to Bank of America’s counsel dated June 6, 2012) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender and (ii) unless an Event of Default has occurred and is continuing under Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i), the Borrower (each such approval not to be unreasonably withheld or delayed).

“Eligible Equipment Disposables” means, as of any date of determination, all Equipment Disposables of the Borrowing Base Parties which conform to the requirements of Section 2.16 of the Agreement.

“Eligible Equity Proceeds” means (a) the Net Cash Proceeds received by Parent from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of Parent to the extent such Net Cash Proceeds are directly or indirectly contributed as a common capital contribution to, and actually received by, UHS (or, if only a portion thereof is so contributed and received, to the extent of such portion) and (b) after a Qualifying IPO of UHS, the Net Cash Proceeds received by UHS from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of UHS.

“Eligible Rental Equipment” means, as of any date of determination, the amount of all Rental Equipment of the Borrowing Base Parties which (a) is held by any Borrowing Base Party (other than for sale) or is rented to third Persons in the ordinary course of business by any Borrowing Base Party or which is the subject of an equipment rental program or similar equipment outsourcing program, and (b) conforms to the requirements of Section 2.16 of the Agreement.

“Eligible Unbilled Accounts” has the meaning specified in Section 2.15.

“Eligible Wholesale Disposables” means, as of any date of determination, all Wholesale Disposables of the Borrowing Base Parties which conform to the requirements of Section 2.16 of the Agreement.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, legally-binding agreements or governmental restrictions relating to pollution, the protection of the environment or the management, disposal or release of any hazardous materials, substances or wastes into the environment, including those related to air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries arising from, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” means all “equipment,” as such term is defined in the Uniform Commercial Code, now owned or hereafter acquired by any Loan Party, wherever located and, in any event, including all such Loan Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded Software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and Fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Equipment Disposables” means repair or replacement parts purchased by any Borrowing Base Party for repair of its Rental Equipment or for sale to customers of such Borrowing Base Party.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Investors” means the Sponsor and the Management Shareholders.

“Equity Issuance” means any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.  A Disposition shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan:

(a)                                 the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate by reference to a page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest

Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b)                                 if the rate referenced in the preceding clause (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

“Existing Indebtedness” means Indebtedness existing on the Amendment Closing Date, as set forth in Schedule 7.03(b)(viii).

“Existing Indenture” means the Indenture, dated as of May 31, 2007, pursuant to which the Senior PIK/Toggle Notes and the Senior Floating Rate Notes were issued.

“Existing Notes” means the Senior PIK/Toggle Notes and the Senior Floating Rate Notes.

“Existing Notes Documents” means the Senior PIK/Toggle Notes, the Senior Floating Rate Notes, the Existing Indenture, the Intercreditor Agreement, the Second Lien Security Agreement and all other documents executed and delivered with respect to the Senior PIK/Toggle Notes, the Senior Floating Rate Notes or the Existing Indenture.

“Facility” means the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (i) that certain Fee Letter, dated as of May 24, 2012, among the Arrangers, the Administrative Agent, the other commitment parties party thereto and the Borrower and (ii) that certain Administrative Agency Fee Letter, dated as of May 24, 2012, between the Administrative Agent and the Borrower.

“Fixtures” means all “fixtures” as such term is defined in the Uniform Commercial Code, now owned or hereafter acquired by any Loan Party.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Intangibles” means all “general intangibles,” as such term is defined in the Uniform Commercial Code, now owned or hereafter acquired by any Loan Party, including all right, title and interest that such Loan Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill, all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Loan Party or any computer bureau or service company from time to time acting for such Loan Party.

“Goods” means all “goods” as defined in the Uniform Commercial Code, now owned or hereafter acquired by any Loan Party, wherever located, including embedded Software to the extent included in “goods” as defined in the Uniform Commercial Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, if such obligation has not been assumed, the amount of such Guarantee shall be the lesser of the primary obligations so secured or the value of the assets to which a Lien has attached; and provided further that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations, including, but not limited to, those in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) Parent and (b) each Restricted Subsidiary that is a Subsidiary of the Borrower that shall be required to become a Guarantor pursuant to Section 6.12.

“Guaranty” means the Amended and Restated Guaranty, dated as of May 6, 2010, made by the Guarantors in favor of the Secured Parties, together with each other guaranty and guaranty supplement of any Subsidiary in respect of the Obligations of the Borrower delivered pursuant to Section 6.12.

“Guaranty Reaffirmation” means the Guaranty Reaffirmation, dated as of the Amendment Closing Date, in respect of the Guaranty and substantially in the form of Exhibit F hereto, among the Guarantors and the Administrative Agent.

“Hazardous Materials” means all substances, materials or wastes classified or regulated pursuant to any Environmental Law as hazardous, toxic explosive or radioactive or as pollutants, including petroleum or petroleum distillates, mold, asbestos or asbestos-containing materials and polychlorinated biphenyls.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedge Agreement.

“Historical Financial Statements” means the audited consolidated balance sheets of UHS as of each of December 31, 2011 and December 31, 2010 and the related audited consolidated statements of income, retained earnings and cash flow for UHS for the fiscal years ended December 31, 2011 and December 31, 2010.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable or accrued expenses in the ordinary course of business and (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness;

(g)                                  all obligations of such Person in respect of Disqualified Equity Interests;

(h)                                 all Synthetic Indebtedness of such Person; and

(i)                                     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial L/C Issuer” means the bank or other financial institution listed on the signature pages hereof as the Initial L/C Issuer.

“Initial Swing Line Lender” means the bank or other financial institution listed on the signature pages hereof as the Initial Swing Line Lender.

“Instruments” means all “instruments,” as such term is defined in the Uniform Commercial Code, now owned or hereafter acquired by any Loan Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Patents, Copyrights and Trademarks.

“Intellectual Property Security Agreement” means, collectively, the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement (each as defined in the Security Agreement), referred to in and substantially in the forms attached to the Security Agreement together with each other intellectual property security agreement executed and delivered pursuant to Section 6.12 or the Security Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 31, 2007, among the Administrative Agent, the Collateral Agent and the Second Lien Collateral Agent and acknowledged and agreed to by the Borrower, Parent and each other Loan Party.

“Interest Coverage Ratio” means, with respect to the Borrower Parties on a consolidated basis, as of the end of any fiscal quarter of UHS for the four (4) fiscal quarter period ending on such date with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Consolidated EBITDA of the Borrower Parties for such period to (b) Consolidated Interest Charges of the Borrower Parties for such period.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the first day of the month following the Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day of each January, April, July and October and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or if available to all relevant Lenders, nine or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Inventory” means all “inventory,” as such term is defined in the Uniform Commercial Code, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded Software.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (i) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

“Investment Property” means all “investment property” as such term is defined in the Uniform Commercial Code now owned or hereafter acquired by any Loan Party, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party, including the rights of any Loan Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Loan Party; (d) all commodity contracts of any Loan Party; and (e) all commodity accounts held by any Loan Party.

“IP Rights” has the meaning set forth in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of UHS or any of its Restricted Subsidiaries and (b) any Person in whom UHS or any of its Restricted Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing Documentation” means any documentation governing any Permitted Subordinated Indebtedness.

“Jurisdictional Requirements” has the meaning specified in Section 7.04(a).

“Laws” means, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means the Initial L/C Issuer in its capacity as issuer of Letters of Credit hereunder and each other Lender reasonably acceptable to both the Administrative Agent and the Borrower that has entered into a letter of credit issuer agreement in form and substance reasonably satisfactory to the Administrative Agent, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that no Person shall at any time become an L/C Issuer if after giving effect thereto there would at such time be more than three (3) L/C Issuers.  Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term L/C Issuer shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer’s Office” means the L/C Issuer’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the L/C Issuer may from time to time notify in writing to the Borrower, the Lenders and the Administrative Agent.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings.

“Lease Payment Reserves” means, a reserve against the Borrowing Base in an amount determined by the Administrative Agent in its reasonable discretion for rent payable by a Borrowing Base Party with respect to each lease of real property where Eligible Rental Equipment, Eligible Wholesale Disposables and Eligible Equipment Disposables are located and with respect to which the applicable Borrowing Base Party has failed to obtain an access agreement, in form and substance reasonably satisfactory to the Administrative Agent; provided that (a) such reserves shall be limited to leases of real property where Eligible Rental Equipment, Eligible Wholesale Disposables and Eligible Equipment Disposables are located in the States of Iowa, Louisiana, Pennsylvania, Virginia and Washington and the District of Columbia and any other jurisdiction that, after the Amendment Closing Date, enacts legislation providing landlords with a Lien (i) that is senior in priority to that of the Collateral Agent, and (ii) which Lien will not lose its senior priority with respect to that of the Collateral Agent upon a one time turnover of the Eligible Rental Equipment, Eligible Wholesale Disposables and Eligible Equipment Disposables, (b) such reserves shall be limited to: (i) twelve (12) months rent payable by the Borrowing Base Parties with respect to locations in Iowa and Pennsylvania, (ii) six (6) months rent payable by the Borrowing Base Parties with respect to locations in Louisiana and Virginia, (iii) three (3) months rent payable by the Borrowing Base Parties with respect to locations in the District of Columbia, (iv) two (2) months rent payable by the Borrowing Base Parties with respect to locations in the State of Washington, and (v) the applicable number of months rent for which the landlord has priority over the Lien of the Collateral Agent pursuant to legislation in the applicable jurisdiction, and (c) the amount of any reserves imposed with respect to any location shall not exceed the fair market value of the Eligible Rental Equipment, Eligible Wholesale Disposables and Eligible Equipment Disposables located at such location.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuer, the Swing Line Lender and any other financial institution or Person that from time to time becomes a party hereto pursuant to the terms of Section 2.14, in each case together with its permitted successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit substantially in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is the scheduled Maturity Date then in effect for the Revolving Credit Facility.

“Letter of Credit Sublimit” means $150,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Leverage Ratio” means, with respect to the Borrower Parties on a consolidated basis, as of the end of any fiscal quarter of UHS for the four (4) fiscal quarter period ending on such date, the ratio of (a) Consolidated Funded Indebtedness (net of Cash on Hand) of the Borrower Parties on the last day of such period to (b) Consolidated EBITDA of the Borrower Parties for such period.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Loan Party in any IP Rights.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).  For the avoidance of doubt “Lien” shall not be deemed to include any license of IP Rights.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Guaranty Reaffirmation, the Collateral Documents, the Fee Letters, each Letter of Credit Application, the Intercreditor Agreement and solely for purposes of the Collateral Documents and the Guaranty, each Secured Hedge Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Shareholders” means the members of management of UHS, its direct or indirect parent company or its Subsidiaries who are investors, directly or indirectly, in Parent.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, properties, financial condition or results of operations of UHS and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their obligations under any Loan Document or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Material Intellectual Property” means any IP Rights that are material to the operation of the business of the Borrower and the Restricted Subsidiaries, taken as a whole.

“Material Real Property” means fee owned real property with a value in excess of $5,000,000.

“Maturity Date” means the earliest of (x) five (5) years after the Amendment Closing Date, (y) ninety (90) days prior to the maturity date of the Existing Notes and (z) ninety (90) days prior to the maturity date of the Senior Notes.

“Maximum Amount” means, as of any date of determination, an amount equal to the aggregate Revolving Credit Commitments of all the Lenders as of such date.  The amount thereof as of the Amendment Closing Date is $235,000,000.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means each deed of trust, trust deed and mortgage covering the fee owned properties identified to be mortgaged on Schedule 5.07(c) (together with the Assignments of Leases and Rents referred to therein) executed and delivered in connection with the Existing Credit Agreement, together with each other mortgage or other comparable instrument in form and substance reasonably acceptable to the Administrative Agent executed and delivered pursuant to Section 6.12.

“Mortgage Policies” means each fully paid policy of title insurance with such extended coverage as is available pursuant to the underwriting requirements of the related title company (to be substantially similar to that provided under an ALTA Extended form policy).

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, and subject to ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)                                 with respect to any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Casualty Event (including any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Casualty

Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Casualty Event, (C) taxes paid or reasonably estimated to be payable in connection therewith by the Borrower or such Restricted Subsidiary and attributable to such Casualty Event (including, in respect of any proceeds received in connection with a Casualty Event of any asset of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the Borrower) and (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in respect of any such Casualty Event and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Casualty Event, the amount of such reserve.

(b)                                 with respect to the issuance of any Equity Interest by the Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) all taxes (including, in respect of any proceeds received in connection with the issuance of Equity Interests of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the Borrower) and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses) incurred by the Borrower or such Restricted Subsidiary in connection with such issuance; and

(c)                                  with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance (including, in the case of Indebtedness of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the Borrower).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Recourse Debt” means Indebtedness:

(a)                                 as to which neither Parent nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (ii) constitutes the lender;

(b)                                 no default with respect to which would permit upon notice, lapse of time or both any holder of any Indebtedness of Parent or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c)                                  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than a pledge of the Equity Interests of an Unrestricted Subsidiary).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-US Lender” has the meaning specified in Section 10.15(a)(i).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount (a) was not previously included in a calculation of “Consolidated EBITDA” pursuant to clause (b)(xiii) of the definition thereof and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount.

“Note” means a Revolving Credit Note.

“Notice of Intent to Make An Equity Infusion” has the meaning specified in Section 6.02(a).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, any Agent or any L/C Issuer in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Swing Line Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Patent License” means rights under written agreement to which any Loan Party is now or hereafter becomes a party granting any right of use to any patent.

“Patents” means all patents and patent and patent applications now or hereafter acquired by any Loan Party.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Holders” means the Sponsor and the Management Shareholders.

“Permitted Liens” means each of the Liens permitted pursuant to Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable), including any amounts paid-in-kind, of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness (excluding interest rate and call protection, which shall be on then market terms for similar issuances of Indebtedness) are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person or Persons who are the obligors on the Indebtedness being modified, refinanced, refunded, renewed or extended, and such new or additional obligors as are permitted under Section 7.03 or as are or become Loan Parties in accordance with Section 6.12 and with respect to subordinated Indebtedness the obligations of such obligors shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in documentation governing the Indebtedness, taken as a whole and (f) at the time thereof, no Event of Default shall have occurred and be continuing.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, (b) is not scheduled to mature prior to the date that is one hundred eighty-one (181) days after the scheduled Maturity Date of the Revolving Credit Facility, (c) has no scheduled amortization or payments of principal prior to the date that is one hundred eighty-one (181) days after the Maturity Date of the Revolving Credit Facility, and (d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those set forth in the Senior Indenture.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prime Rate” means the rate of interest announced by Bank of America from time to time as its prime rate.  Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

“Pro Forma Adjustment” means, for any period for which the financial covenant contained in Section 7.11, the Leverage Ratio or the Interest Coverage Ratio is measured that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable entity or business acquired in a Permitted Acquisition or the Consolidated EBITDA of the Borrower Parties, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, either (a) in an aggregate amount not in excess of 15% of Consolidated EBITDA after giving effect to any such Permitted Acquisition, projected by the Borrower in good faith or (b) reasonably acceptable to the Administrative Agent, in each case, as a result of (i) any action taken during such Post-Acquisition Period for the purposes of realizing reasonable identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such entity or business with the operations of the Borrower and the Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realized during the entirety of such period, or such additional costs, as applicable, will be incurred during the entirety of such period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for purposes of calculating compliance with the financial covenant set forth in Section 7.11 and the calculations and definitions of Leverage Ratio and Interest Coverage Ratio in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included and (ii) in the case of a Disposition of all or substantially all of the assets of or all of the Equity Interests of any Restricted Subsidiary of the Borrower or any division or product line of the Borrower or any of its Restricted Subsidiaries, shall be excluded, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to the calculation of the financial covenant set forth in Section 7.11 and the definitions of Leverage Ratio and Interest Coverage Ratio solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable or based on the reasonable good faith of the Responsible Officer executing the Compliance Certificate or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitments of such Lender under the Revolving Credit Facility at such time and the denominator of which is the amount of the Aggregate Commitments under the Revolving Credit Facility at such time; provided that if such Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying IPO” means the issuance by the Qualifying IPO Issuer of its common Equity Interests resulting in Net Cash Proceeds to Parent or UHS of at least $75,000,000 in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“Qualifying IPO Issuer” means any of Parent or UHS or a corporation or other legal entity which owns, directly or indirectly, 100% of the outstanding equity interests of any of Parent or UHS.

“Register” has the meaning set forth in Section 10.07(c).

“Related Documents” means, collectively, the Senior Notes Documents and Existing Notes Documents.

“Rental Equipment” means all medical equipment that does not constitute a fixture, owned by any Borrowing Base Party including, but not limited to, critical care equipment, monitoring equipment, newborn care equipment, respiratory therapy equipment, beds, stretchers and surfaces.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means reserves established pursuant to either of Sections 2.15 or 2.16 and Lease Payment Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president of finance or controller of a Loan Party or, in the case of the Borrower, any duly appointed authorized signatory or any director or managing member of such Person and, as to any document delivered on the Amendment Closing Date, any secretary or assistant secretary.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Persons thereof) of the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Commitment Period” means the period from and including the Closing Date to but not including the Maturity Date of the Revolving Credit Facility or any earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment”, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in the documentation agreed pursuant to Section 2.14, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Revolving Credit Commitments of all Lenders shall be $235,000,000 on the Amendment Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Loans made by such Lender to the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent for the holders of the Senior Notes and the Existing Notes.

“Second Lien Security Agreement” means the Second Lien Security Agreement among the Borrower, the Guarantors named therein and the Second Lien Collateral Agent, dated as of May 31, 2007.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article 6 or Article 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Hedge Obligations” means any Obligation arising under a Secured Hedge Agreement.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, Affiliates of the Lenders in the case of Cash Management Obligations, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article 9.

“Security Agreement” means the Amended and Restated First Lien Security Agreement among the Borrower, the Guarantors and the Collateral Agent, dated as of May 6, 2010, together with each related security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Reaffirmation” means the Security Agreement Reaffirmation, dated as of the Amendment Closing Date, in respect of the Security Agreement and substantially in the form of Exhibit G hereto, among the Loan Parties and the Collateral Agent.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Floating Rate Notes” means the $230,000,000 aggregate principal amount of the Borrower’s Second Lien Senior Secured Floating Rate Notes due 2015, issued pursuant to the Existing Indenture.

“Senior Indenture” means the Indenture, to be dated as of on or around August 7, 2012, pursuant to which the Senior Notes will be issued.

“Senior Notes” means (x) the $425,000,000 aggregate principal amount of the Borrower’s 7.625% Second Lien Senior Secured Notes due 2020 to be issued in a public offering or in a Rule 144A or other private placement pursuant to the Senior Indenture and (y) any Permitted Refinancing of the Existing Notes.

“Senior Notes Documents” means the Senior Notes, the Senior Indenture, the Intercreditor Agreement, the Second Lien Security Agreement and all other documents executed and delivered with respect to the Senior Notes or the Senior Indenture.

“Senior PIK/Toggle Notes” means the $405,000,000 aggregate principal amount of the Borrower’s 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 issued pursuant to the Existing Indenture.

“Solvency Certificate” has the meaning specified in Section 4.01(a)(xi).

“SPC” has the meaning specified in Section 10.07(g).

“Specified Officer” means the chief executive officer, president, chief financial officer or general counsel of a Loan Party.

“Specified Transaction” means any (a) Disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary or of any division or product line of the Borrower or any of its Restricted Subsidiaries, (b) Permitted Acquisition, (c) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 6.16 or (d) the proposed incurrence of Indebtedness or making of a Restricted Payment or the prepayment, redemption, defeasance or similar retirement of Permitted Subordinated Indebtedness in respect of which compliance with the financial covenant set forth in Section 7.11 or any financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsor Management Agreement” means the Amended and Restated UHS Professional Services Agreement, dated February 1, 2008, between UHS and IPC Manager III, L.P. (formerly known as Bear Stearns Merchant Manager III (Cayman), L.P.).

“Sponsor” means, collectively, IPC Manager III, L.P. (formerly known as Bear Stearns Merchant Manager III (Cayman), L.P.) and/or its Affiliates (including, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supermajority Required Lenders” means, as of any date of determination, Lenders having more than 75% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Required Lenders.

“Surgical Services” means UHS Surgical Services, Inc., a Delaware corporation.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means the Initial Swing Line Lender in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Swing Line Lender resulting from the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means $5,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Indebtedness” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Tax Distributions” has the meaning specified in Section 7.06(i).

“Taxes” has the meaning specified in Section 3.01(a).

“Threshold Amount” means $15,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Transactions” means, collectively, (a) the execution and delivery and performance by the Loan Parties of each Loan Document to which they are a party executed and delivered or to be executed and delivered on or prior to the Closing Date or the Amendment Closing Date and, in the case of the Borrower, the making of the initial Borrowings hereunder, (b) the execution, delivery and performance by the Loan Parties of the Senior Notes Documents to which they are a party and, in the case of UHS, the issuance of the Senior Notes, (c) the consummation of any other transactions in connection with the foregoing, including the execution and delivery of any Additional Party Addendums to the Intercreditor Agreement to the extent required thereunder by the entities designated as parties thereto and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UHS” has the meaning specified in introductory paragraph of this Agreement.

“Unbilled Account” means any Account with respect to which an invoice has not been sent to the applicable Account Debtor.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Appropriate Lender has made its Pro Rata Share of the applicable Borrowing available to the Administrative Agent and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding Swing Line Loan that shall not have been funded by the Appropriate Lenders in accordance with Section 2.04(c) and (c) with respect to the L/C Issuer, the aggregate amount of L/C Borrowings.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the creation or perfection of a security interest in any item or items of Collateral.

“United States” and “US” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.16 subsequent to the Closing Date.

“US Lender” has the meaning specified in Section 10.15(a).

“Usage Percentage” means, as of any date of determination, the percentage equal to the ratio of (a) Total Outstandings to (b) the Maximum Amount.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholesale Disposables” means Inventory purchased by any Borrowing Base Party for sale to customers of such Borrowing Base Party.

SECTION 1.02.  Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                         The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                         (i)                                     The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)                                  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)                               The term “including” is by way of example and not limitation.

(c)                          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)                         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03.  Accounting Terms.  (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.  The financial ratio calculated pursuant to Section 7.11 shall be calculated in a manner consistent with that used in preparing the Historical Financial Statements for the fiscal year ended December 31, 2011, except as otherwise specifically prescribed herein.

(b)                         If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio made before and after giving effect to such change in GAAP.

(c)                          Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement shall, following any Specified Transaction, be calculated on a Pro Forma Basis.

SECTION 1.04.  Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05.  References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06.  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07.  Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE 2

THE REVOLVING CREDIT COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01.  The Revolving Credit Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans denominated in Dollars to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date during the Revolving Credit Commitment Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that (a) after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus the amount of such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment, and (b) the amount of any Revolving Credit Loan to be made at any time shall not exceed Borrowing Availability at such time.  Borrowing Availability may be reduced by Reserves imposed by Agent in accordance with the provisions of Sections 2.15 and 2.16, as applicable.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof (including as to Borrowing Availability), the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Credit Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type.

Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, in its discretion the Administrative Agent may (but shall have absolutely no obligation to), make Revolving Credit Loans to the Borrower on behalf of the Lenders, for the purpose of protecting or preserving the Collateral or any portion thereof, enhancing the likelihood of repayment of the Obligations or paying any other amount chargeable to the Borrower pursuant to the terms of this Agreement (including fees, costs and expenses described in Section 10.04), in amounts that cause the aggregate Outstanding Amount of the Revolving Credit Loans to exceed the Borrowing Base (less the Swing Line Loan) (any such excess aggregate Outstanding Amount of the Revolving Credit Loans are hereby collectively referred to as “Overadvances”); provided that (A) no such event or occurrence shall cause or constitute a waiver of the Administrative Agent’s, the Swing Line Lender’s or any Lender’s right to refuse to make any further Overadvances, Swing Line Loans or Revolving Credit Loans, or incur any L/C Obligations, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default due to the Borrower’s failure to comply with Section 2.05(b) for so long as the Administrative Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance.  In addition, Overadvances may be made even if the conditions to lending set forth in Article 4 have not been met.  All Overadvances shall constitute Base Rate Loans, shall bear interest at the Default Rate and shall be payable on the earlier of demand and the Termination Date.  The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount of $10,000,000 at any time, shall not cause the Revolving Loan to exceed the Maximum Amount and may be revoked prospectively by a written notice to Administrative Agent signed by Required Lenders.

SECTION 2.02.  Borrowings, Conversions and Continuations of Loans.  (a)  Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable (except as provided in Section 3.02, Section 3.03 and Section 3.04 herein) notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent (i) not later than 12:00 p.m. (noon) three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) not later than 12:00 p.m. (noon) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $250,000 in excess thereof.  Except as provided in Section 2.03(c)(i) and Section 2.04(c)(i), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $50,000 or a whole multiple of $50,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account of the Borrower to be credited with the proceeds of such Borrowing.  If, with respect to Loans denominated in Dollars the

Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)                         Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower.

(c)                          Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the continuance of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d)                         The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Appropriate Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the determination of such change.

(e)                          After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect.

(f)                           The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  Letters of Credit.  (a)  The Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower (or any Restricted Subsidiary so long as the Borrower is a joint and several co-applicant, and references to the “Borrower” in this Section 2.03 shall be deemed to include reference to such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Amount of Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the aggregate Outstanding Amount of the Revolving Credit Loans, plus the Outstanding Amount of all L/C Obligations, plus the Outstanding Amount of all Swing Line Loans, would exceed the Borrowing Base; provided further that the Initial L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, if, as of the date of such L/C Credit Extension, the Outstanding Amount of the L/C Obligations issued by the Initial L/C issuer would exceed $5,000,000.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, the L/C Issuer in good faith deems material to it;

(B)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit, prior to giving effect to any automatic renewal, would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; or

(D)                               the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer.

(iii)                               The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)                         Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the

Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two (2) days, or such shorter period as mutually agreed, prior to the proposed issuance date or date of amendment, as the case may be (provided that in each case the Borrower has delivered a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower and has provided reasonably satisfactory language with respect to the applicable beneficiary of such Letter of Credit), or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (such confirmation to be promptly provided by the Administrative Agent), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer an unfunded risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                          Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 12:00 p.m. (noon) on the Business Day immediately following any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (with interest, if not on the same date).  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender (including the Lender acting as the L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, or if a reimbursement to the L/C Issuer shall be required to be returned or disgorged for any reason (including by reason of the commencement of a proceeding of the type described in Section 8.01(f)), the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                         Repayment of Participations.  (i)  If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

(e)                          Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit issued for its account and to repay each L/C Borrowing relating to any Letter of Credit issued for its account shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or applicable Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are determined by a nonappealable judgment of a court of competent jurisdiction to have been caused by the L/C Issuer’s gross negligence, bad faith or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The Borrower shall promptly examine a copy of each Letter of Credit issued for its account and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                           Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the

Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement.  None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence or the L/C Issuer’s willful or grossly negligent or bad faith failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                          Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall promptly Cash Collateralize (x) in the case of clause (i), 100% and (y) in the case of clause (ii), 103%, in each case, the then Outstanding Amount of all L/C Obligations (such Outstanding Amount to be determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) or, in the case of clause (ii), provide a back to back letter of credit in a face amount at least equal to 103% of the then undrawn amount of such Letter of Credit from an issuer and in form and substance reasonably satisfactory to the L/C Issuer in its reasonable discretion.  Any Letter of Credit that is so Cash Collateralized or in respect of which such a back-to-back letter of credit shall have been issued shall be deemed no longer outstanding for purposes of this Agreement.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Cash Collateral shall be maintained in deposit accounts designated by the Administrative Agent and which is under the sole dominion and control of the Administrative Agent and shall be deposited in an interest-bearing account.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or claims of the depositary bank arising by operation of law or that the total amount of such funds is less than the amount required by the first sentence of this clause (g), the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts designated by the Administrative Agent as aforesaid, an amount equal to the excess of (x) 100% or 103%, as applicable, of such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the L/C Issuer.  To the extent the amount of any Cash Collateral exceeds 100% or 103%, as applicable, of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h)                         Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (excluding Rule 3.14) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)                             Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued for the account of the Borrower equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit.  Such letter of credit fees shall be computed on a quarterly basis in arrears.  Such letter of credit fees shall be due and payable on the first day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)                            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued for the account of the Borrower equal to 0.25% per annum of the daily maximum amount then available to be drawn under such Letter of Credit.  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fees shall be due and payable on the first day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees not related to the fronting fee and standard costs and charges are due and payable within five (5) Business Days of written demand by the L/C Issuer setting forth in reasonable detail such costs and charges and are nonrefundable.

(k)                         Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

SECTION 2.04.  Swing Line Loans.  (a)  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day (other than the Amendment Closing Date) during the Revolving Credit Commitment Period in an aggregate amount not to exceed at any time outstanding the least of (i) the amount of the Swing Line Sublimit, and (ii) the lesser of the Revolving Credit Commitment and the Borrowing Base, in each case, less the outstanding balance of the Revolving Credit Loans and outstanding L/C Obligations at such time, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the amount of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment; provided further that (x) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (y) the aggregate principal amount of the Swing Line Loans outstanding to the Borrower shall not exceed at any time the Borrowing Base less the Revolving

Credit Loans and the Outstanding Amount of all L/C Obligations outstanding to the Borrower.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Swing Line Loans shall only be denominated in Dollars.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender an unfunded risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)                         Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (ii) the requested borrowing date, which shall be a Business Day and (iii) the account of the Borrower to be credited with the proceeds of such Swing Line Borrowing.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of such proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)                          Refinancing of Swing Line Loans.  (i)  The Swing Line Lender at any time in its sole and absolute discretion may request, but no less frequently than weekly, on behalf of the Borrower (each of which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Each such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), or if a reimbursement to the Swing Line Lender shall be required to be returned or disgorged for any reason (including by reason of the commencement of a proceeding of the type described in Section 8.01(f)), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in such Swing Line Loan and each such Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                         Repayment of Participations.  (i)  At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)                          Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)                           Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05.  Prepayments.  (a)  Optional.  (i)  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans made to the Borrower, in each case, in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (noon) (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $50,000 or a whole multiple of $50,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment made by the Borrower in respect of a particular Facility shall be paid to the Administrative Agent for the account of (and to be promptly disbursed to) the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii)                                  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. (noon) on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or Section 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b)                         Mandatory.  (i)  If for any reason the aggregate Outstanding Amount of the Revolving Credit Loans, the L/C Obligations and Swing Line Loans at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay Revolving Credit Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds such aggregate Revolving Credit Commitments then in effect.

(ii)                                  If on any date on which a Borrowing Base Certificate or a Alternative Borrowing Base Certificate, as the case may be, is delivered pursuant to Section 6.01(e), the aggregate outstanding balance of the Revolving Credit Loans, the L/C Obligations and the Swing Line Loans exceeds the Borrowing Base, as calculated therein, the Borrower shall, no later than the Business Day immediately following the date of delivery of such Borrowing Base Certificate or

Alternative Borrowing Base Certificate, as applicable, prepay the Revolving Credit Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(ii) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds such aggregate Borrowing Base then in effect.

(iii)                               The Borrower shall, on the date of receipt of any Net Cash Proceeds of the issuance of Indebtedness under Section 7.03(b)(xxiii) (other than the Senior Notes) by the Borrower or any of its Subsidiaries, ratably prepay the Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an amount equal to the amount of such Net Cash Proceeds; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iii) unless after the prepayment in full of the Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Borrowing Base then in effect.

(iv)                              All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan, pursuant to Section 3.05.  Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in their sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b).  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

SECTION 2.06.  Termination or Reduction of Revolving Credit Commitments.  (a)  Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate all or any portion of the unused Revolving Credit Commitments under the Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount (A) of $1,000,000 or any whole multiple of $100,000 in excess thereof or (B) equal to the entire remaining amount of the Revolving Credit Commitments and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, (1) the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The amount of any such Revolving Credit Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b)                         Application of Revolving Credit Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Revolving Credit Commitments of any Class under this Section 2.06.  Upon any reduction of unused Revolving

Credit Commitments of any Class, the Revolving Credit Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Revolving Credit Commitments are reduced (other than the termination of the Revolving Credit Commitment of any Lender as provided in Section 3.07).  All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

SECTION 2.07.  Repayment of Loans(a)  Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(b)                                 Swing Line Loans.  The Borrower shall repay the aggregate principal amount of all of its Swing Line Loans on the Maturity Date for the Revolving Credit Facility.

(c)                                  Additional Revolving Credit Loans.  The Borrower shall repay the aggregate amount of any Additional Revolving Credit Loans to the Administrative Agent on the maturity date to be agreed by the Borrower and the Additional Lenders.

SECTION 2.08.  Interest.  (a)  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b)                         While any Event of Default set forth in Section 8.01(a) exists, the Borrower shall pay interest on the overdue principal amount of all of its outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09.  Fees.  In addition to certain fees described in Section 2.03(i) and Section 2.03(j):

(a)                         Revolving Credit Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee (each, a “Revolving Credit Commitment Fee” and, collectively, the “Revolving Credit Commitment Fees”) equal to the Applicable Commitment Fee Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans (exclusive of any Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations; provided that any Revolving Credit Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Revolving Credit Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Revolving Credit Commitment Fee shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The Revolving Credit Commitment Fees shall accrue at all times from the Amendment Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the first day of each January, April, July and October, commencing with the first such date to occur after the Amendment Closing Date, and on the Maturity Date for the Revolving Credit Facility.  The Revolving Credit Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                         Other Fees.  The Borrower shall pay or cause to be paid to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10.  Computation of Interest and Fees.  All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11.  Evidence of Indebtedness.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  The Borrower and each Lender agrees from time to time after the occurrence and during the continuance of an Event of Default under Section 8.01(f) or Section 8.01(g)(i) to execute and deliver to the Administrative Agent all such Notes or other promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to any exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders, and each Lender agrees to surrender any Notes or other promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any Notes or other promissory notes so executed and delivered.

(b)                         In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)                          Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and Section 2.11(b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12.  Payments Generally.  (a)  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 4:00 p.m. shall be deemed received on the next succeeding Business Day in the Administrative Agent’s sole discretion and any applicable interest or fee shall continue to accrue to the extent applicable.

(b)                         If any payment to be made by the Borrower shall come due on a day other than a Business Day in relation to the Borrower, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)                          Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)                                     if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative

Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Federal Funds Rate from time to time in effect; and

(ii)                                  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)                         If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                          The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)                           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)                          Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.  In the absence of a specific determination by the Administrative Agent, payments shall be applied to amounts then due and payable in the following order: (i) to fees, expenses of the Agents reimbursable hereunder and Indemnified Liabilities of the Agents hereunder, (ii) to interest on the Swing Line Loans, (iii) to principal payments on the Swing Line Loans, (iv) to interest on the Revolving Credit Loans, (v) to principal payments on the Revolving Credit Loans and to provide Cash Collateralize L/C Obligations, ratably to the aggregate combined principal amount of the Revolving Credit Loans and outstanding L/C Obligations, and (vi) to all other Obligations, including expenses of Lenders hereunder to the extent reimbursable under Section 10.04 and all Indemnified Liabilities of Lenders.

SECTION 2.13.  Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14.  Additional Revolving Commitments

(a)  Upon notice to the Administrative Agent, at any time after the Amendment Closing Date, the Borrower may request Additional Revolving Credit Commitments; provided that (i) after giving effect to any such addition, the aggregate amount of Additional Revolving Credit Commitments that have been added pursuant to this Section 2.14 shall not exceed $50,000,000, (ii) any such addition shall be in an aggregate amount of $15,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the final maturity date of any Additional Revolving Credit Loans shall be no earlier than the Maturity Date for the Revolving Credit Loans, and (iv) such Additional Revolving Credit Commitments shall be first offered to the then existing Lenders, which shall have a right of first refusal (but not an obligation) to increase their Revolving Credit Commitments by a pro rata amount, and any such lenders which become party hereto which are not then existing Lenders shall be subject to the approval of the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

(b)  If any Additional Revolving Credit Commitments are added in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Additional Commitments Effective Date”) and the final amount of such addition.  The Administrative Agent shall promptly notify the Borrower and the Lenders (which may include Persons reasonably acceptable to the Administrative Agent and the Borrower that were not Lenders prior to the Additional Commitments Effective Date) of the final amount of such addition and the Additional Commitments Effective Date.  As a condition precedent to such addition, the Borrower shall deliver to the Administrative Agent (1) a certificate of the Borrower dated as of the Additional Commitments Effective Date signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14(b), the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (ii) no Default or Event of Default exists immediately before or immediately after giving effect to such addition, (iii) UHS and its Restricted Subsidiaries shall be in Pro Forma Compliance with the financial covenant set forth in Section 7.11 as of (A) the Additional Commitments Effective Date and (B) the last day of the most recently ended determination period after giving Pro Forma Effect to such Additional Revolving Credit Commitment, as applicable, the making of Additional Revolving Credit Loans, as the case may be, in respect thereof and any Investment or Disposition to be consummated in connection therewith and (2) such other officer’s certificates, secretary’s certificates, legal opinions and other customary closing documentation as the Administrative Agent shall reasonably request.  On each Additional Commitments Effective Date, each applicable Lender, Eligible Assignee or other Person which is providing an Additional Revolving Credit Commitment shall become a “Lender”, as applicable, for all purposes of this Agreement and the other Loan Documents.

(c)  Any other terms of and documentation entered into in respect of any Additional Revolving Credit Commitments provided, in each case pursuant to this Section 2.14, to the extent not consistent with the Revolving Credit Commitments, as the case may be, shall be reasonably satisfactory to the Administrative Agent. Any Additional Revolving Credit Commitments, as applicable, made or provided pursuant to this Section 2.14 shall be evidenced by one or more entries in the Register maintained by the Administrative Agent in accordance with the provisions set forth in Section 2.11.

(d)  This Section 2.14 shall supersede any provisions in Section 10.01 to the contrary.  Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Loan Parties, if necessary, to provide for terms applicable to each Additional Revolving Credit Commitment.

SECTION 2.15.  Eligible Accounts and Eligible Unbilled Accounts.  All of the Accounts owned by the Borrowing Base Parties and reflected in the most recent Borrowing Base Certificate (to the extent required to be reflected pursuant to Section 6.01(e)) delivered by the Borrower to the Administrative Agent shall be “Eligible Accounts” or, as applicable, “Eligible Unbilled Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  Administrative Agent shall have the right, in its commercially reasonable judgment that there has been a material and adverse change from historical performance with respect to the value of Eligible Accounts and/or Eligible Unbilled Accounts, at any time either (a) an Event of Default has occurred and is then continuing and/or (b) Borrowing Availability is less than the Borrowing Base Adjustment Limit, to (i) establish, modify or eliminate Reserves against Eligible Accounts and/or Eligible Unbilled Accounts from time to time and/or (ii) adjust from time to time any of the criteria set forth below, establish new criteria and adjust advance rates with respect to Eligible Accounts and/or Eligible Unbilled Accounts, in each case effective on prior written notice delivered by the Administrative Agent to the Borrower, the effect of which, along with any other changes to Reserves, eligibility criteria, advance rates and the exercise of other Administrative Agent rights under this Section 2.15 and/or under Section 2.16, shall not reduce the Borrowing Base by an aggregate amount in excess of the Borrowing Base Adjustment Limit.  Any exercise of rights by Administrative Agent pursuant to the immediately preceding sentence (x) shall be reversed, automatically and without further action by Administrative Agent, at such time that no Event of Default shall have occurred and remain continuing and Borrowing Availability, calculated without giving effect to any actions taken by Administrative Agent pursuant to the immediately preceding sentence, is greater than the Borrowing Base Adjustment Limit and (y) subject to the provisions of the immediately preceding clause (x), shall be subject to the approval of Supermajority Required Lenders in the case of adjustments, new criteria, changes in advance rates or the elimination of Reserves which have the effect of making more credit available.

(a)                         Eligible Accounts shall not include any Account of any Borrowing Base Party:

(i)                                     that does not arise from the sale or rental of goods or the performance of services by any Borrowing Base Party in the ordinary course of its business and in the amount of the Account;

(ii)                                  (x) upon which any Borrowing Base Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (y) as to which any Borrowing Base Party is not legally able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(iii)                               with respect to which an invoice, reasonably acceptable to Administrative Agent in form and substance, has not been sent to the applicable Account Debtor;

(iv)                              that (x) is not owned by any Borrowing Base Party or (y) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Administrative Agent, on behalf of itself and Lenders or Permitted Liens under Section 7.01(b), (c), (h), (j), (k), (n), (p), (q), (u), (v), (x), (aa) and (bb);

(v)                                 that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Administrative Agent, reasonably satisfactory to Administrative Agent as to form, amount and issuer;

(vi)                              that arises with respect to goods that are delivered on a bill and hold, cash on delivery basis or placed on consignment, sale or return, sale on approval, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(vii)                           that is in default, as established upon the occurrence of any of the following:

(A)                               the Account is not paid within 90 days following its original invoice date;

(B)                               the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(C)                               a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(viii)                        as to which Administrative Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;

(ix)                              as to which any of the representations or warranties in the Loan Documents are untrue;

(x)                                 to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper (unless such Chattel Paper has been delivered to the Collateral Agent or bears the legend set forth in Section 4 of the Security Agreement);

(xi)                              to the extent that both (x) the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to any Borrowing Base Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer and (y) the aggregate face amount of all Accounts described in this clause (xi) exceeds $500,000;

(xii)                           to the extent that any defense, counterclaim, setoff or dispute has been asserted as to such Account, up to the amount of the defense, counterclaim, setoff or dispute so asserted;

(xiii)                        that arises from a sale or rental to any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer or director with any Loan Party (it being understood and agreed that sales to any portfolio companies of Sponsor shall not be excluded from the category of Eligible Accounts solely by operation of this clause (xiii));

(xiv)                       to the extent that both (x) the Account is the obligation of an Account Debtor that is the United States government, or any department, agency or instrumentality thereof, unless the Administrative Agent, in its sole discretion, has agreed to the contrary in writing and the relevant Borrowing Base Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, and (y) the aggregate face amount of all Accounts described in this clause (xiv) and in clause (b)(xiv) below with respect to Unbilled Accounts, exceed $1,000,000;

(xv)                          unless the aggregate amount for all Account Debtors would not in the reasonable determination of the Borrower exceed $250,000, to the extent any Borrowing Base Party is liable for goods sold or services rendered by the applicable Account Debtor to any Borrowing Base Party but only to the extent of the potential offset;

(xvi)                       that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 2.15; or

(xvii)                    to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed ten percent (10%) of all Eligible Accounts and/or all Eligible Unbilled Accounts.

(b)                         Eligible Unbilled Accounts shall not include any Account of any Borrowing Base Party:

(i)                                     that does not arise from the sale or rental of goods or the performance of services by any Borrowing Base Party in the ordinary course of its business and in the amount of the Account;

(ii)                                  (x) upon which any Borrowing Base Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the issuance of an invoice) or (y) as to which any Borrowing Base Party is not legally able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(iii)                               that is not an Unbilled Account;

(iv)                              that (x) is not owned by any Borrowing Base Party or (y) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of the Collateral Agent, on behalf of itself and Lenders;

(v)                                 that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to the Collateral Agent, reasonably satisfactory to the Collateral Agent as to form, amount and issuer;

(vi)                              that arises with respect to goods that are delivered on a bill and hold, cash on delivery basis or placed on consignment, sale or return, sale on approval, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(vii)                           that is in default, as established upon the occurrence of any of the following:

(A)                               the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(B)                               a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(C)                               as to which the Collateral Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;

(viii)                        as to which any of the representations or warranties in the Loan Documents are untrue;

(ix)                              to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper (unless such Chattel Paper has been delivered to the Collateral Agent or bears the legend set forth in Section 4 of the Security Agreement);

(x)                                 that has remained an Unbilled Account for more than seven (7) Business Days following the date of the Borrowing Base Certificate that includes such Unbilled Accounts as Eligible Unbilled Accounts.

(xi)                              to the extent that both (x) the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contact under which the Account Debtor’s obligation to pay that invoice is subject to any Borrowing Base Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer and (y) that aggregate face amount of all Accounts described in this clause (xi) exceeds $500,000;

(xii)                           to the extent that any defense, counterclaim, setoff or dispute has been asserted as to such Account, up to the amount of the defense, counterclaim, setoff or dispute so asserted;

(xiii)                        that arises from a sale or rental to any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer or director with any Loan Party (it being understood and agreed that sales to any portfolio companies of Sponsor shall not be excluded from the category of Eligible Accounts solely by operation of this clause (xiii));

(xiv)                       to the extent that both (x) the Account is the obligation of an Account Debtor that is the United States government, or any department, agency or instrumentality thereof, unless the Administrative Agent, in its sole discretion, has agreed to the contrary in writing and the relevant Borrowing Base Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, and (y) the aggregate face amount of all Accounts described in this clause (xiv) and in clause (a)(xiv) above with respect to Billed Accounts, exceed $1,000,000;

(xv)                          unless the aggregate amount for all Account Debtors would not in the reasonable determination of the Borrower exceed $250,000, to the extent any Borrowing Base Party is liable for goods sold or services rendered by the applicable Account Debtor to any Borrowing Base Party but only to the extent of the potential offset;

(xvi)                       that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 2.15;

(xvii)                    to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed ten percent (10%) of all Eligible Accounts and/or all Eligible Unbilled Accounts.

SECTION 2.16.  Eligible Rental Equipment, Eligible Wholesale Disposables and Eligible Equipment Disposables.  All of the Rental Equipment, Wholesale Disposables and Equipment Disposables owned by any Borrowing Base Party and reflected in the most recent Borrowing Base Certificate (to the extent required to be reflected pursuant to Section 6.01(e)) delivered by the Borrower to the Administrative Agent shall be “Eligible Rental Equipment”, “Eligible Wholesale Disposables” and “Eligible Equipment Disposables” for purposes of this Agreement, respectively, except any Inventory or Equipment (as applicable) to which any of the exclusionary criteria set forth below applies.  Administrative Agent shall have the right, in its commercially reasonable judgment that there has been a material and adverse change from historical performance with respect to the value of Eligible Rental Equipment, Eligible Wholesale Disposables and/or Eligible Equipment Disposables, at any time either (x) an Event of Default has occurred and is then continuing and/or (y) Borrowing Availability is less than the Borrowing Base Adjustment Limit, to (i) establish, modify or eliminate Reserves against Eligible Rental Equipment, Eligible Wholesale Disposables and Eligible Equipment Disposables from time to time, and/or (ii) adjust from time to time any of the criteria set forth below, establish new criteria and adjust advance rates with respect to Eligible Rental Equipment, Eligible Wholesale Disposables and Eligible Equipment Disposables, in each case effective on prior written notice delivered by the Administrative Agent to the Borrower, the effect of which, along with any other changes to Reserves, eligibility criteria, advance rates and the exercise of other Administrative Agent rights under this Section 2.15 and/or under Section 2.16, shall not reduce the Borrowing Base by an aggregate amount in excess of the Borrowing

Base Adjustment Limit.  Any exercise of rights by Administrative Agent pursuant to the immediately preceding sentence (A) shall be reversed, automatically and without further action by Administrative Agent, at such time that no Event of Default shall have occurred and remain continuing and Borrowing Availability, calculated without giving effect to any actions taken by Administrative Agent pursuant to the immediately preceding sentence, is greater than the Borrowing Base Adjustment Limit and (B) subject to the provisions of the immediately preceding clause (A), shall be subject to the approval of Supermajority Required Lenders in the case of adjustments, new criteria, changes in advance rates or the elimination of Reserves which have the effect of making more credit available.  If any Eligible Wholesale Deliverables or Eligible Equipment Disposables are located at any leased location of a Borrowing Base Party, the Administrative Agent shall have the right, in its commercially reasonable judgment, to establish Lease Payment Reserves against such Eligible Wholesale Deliverables and/or Eligible Equipment Disposables effective upon five (5) days prior written notice delivered by the Administrative Agent to the Borrower.  Eligible Rental Equipment, Eligible Wholesale Disposables and Eligible Equipment Disposables shall not include any Inventory or Equipment of any Borrowing Base Party that:

(a)                         is not owned by a Borrowing Base Party free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure any Borrowing Base Party’s performance with respect to any Inventory, but excluding the rights of any customer under a customer contract entered into by any Borrowing Base Party in the ordinary course of business and consistent with past practices), except the Liens in favor of the Collateral Agent, on behalf of itself and Lenders, and Permitted Liens under Section 7.01(b), (c), (h), (j), (k), (n), (p), (q), (u), (v), (x), (aa) and (bb), provided that such Permitted Liens are junior to the Liens in favor of the Collateral Agent, on behalf of itself and Lenders;

(b)                         is covered by a negotiable document of title, unless such document has been delivered to the Collateral Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agent and Lenders;

(c)                          is unrentable, obsolete, or slow moving;

(d)                         consists of display items or packing or shipping materials, manufacturing supplies or work in process Inventory;

(e)                          is not of a type held for sale or rent in the ordinary course of any Borrowing Base Party’s business;

(f)                           is not subject to a first priority lien in favor of the Collateral Agent on behalf of itself and Lenders, subject to Permitted Liens under Section 7.01(e) in favor of landlords and bailees;

(g)                          breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(h)                         is not in compliance with Environmental Laws;

(i)                             is not covered by casualty insurance reasonably acceptable to the Administrative Agent;

(j)                            is not located in the United States of America or Canada; or

(k)                         is placed on consignment, sale or return or sale on approval.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01.  Taxes.  (a)  Except as provided in this Section 3.01, any and all payments by the Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the United States and the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or in which its principal office is located or in the case of any Lender, in which its Lending Office is located, (ii) any branch profits tax imposed by the United States, and all liabilities (including additions to tax, penalties and interest) with respect thereto and (iii) any US federal withholding Taxes imposed under FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment, the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent; provided that the Borrower shall not be obligated to make any such payment to any Agent or any Lender (as the case may be) in respect of penalties, interest and other liabilities attributable to Taxes or Other Taxes if and to the extent that such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Agent or such Lender (as the case may be); provided further that if the Borrower reasonably believes that such taxes were not correctly or legally asserted by any Agent or Any Lender, such Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of the Agent or such Lender (as the case may be) result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(b)                         In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)                          The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a written demand therefor.  Notwithstanding anything contained in this Section 3.01 to the contrary, the Borrower shall be under no obligation to any Agent or any Lender with respect to any additional amounts described in subsections (a), (b) and (c) of this Section 3.01 to the extent incurred prior to the one hundred-eightieth (180th) day preceding the date on which the Borrower received notice by such Agent or such Lender of such additional amounts, unless the requirement resulting in such additional amounts becomes effective during such 180 day period and retroactively applies to a date occurring prior to such 180 day period, in which case the Borrower shall be responsible for all such additional amounts described in subsections (a), (b) and (c) of this Section 3.01 from and after such date of effectiveness.

(d)                         The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Amendment Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in Lending Office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e)                          If a Lender or an Agent is subject to United States withholding tax at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, withholding tax at such rate (or at a lesser rate to which such Lender or Agent is entitled under an applicable treaty) at such time shall be considered excluded from Taxes; provided that, if at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located or any treaty to which the Netherlands is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the appropriate Agent), at the reasonable written request of the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender; and provided further, that if any form or document referred to in this Section 3.01 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by the relevant taxing authority, that the applicable Lender or Agent considers to be confidential, such Lender or Agent shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)                           If any Lender or Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by the Borrower pursuant to this Section 3.01, which refund in the good faith judgment of such Lender or Agent is allocable to such payment, it shall promptly notify the Borrower of the availability of such refund and shall, within thirty (30) days thereafter, apply for such refund; provided that in the sole judgment of the Lender or Agent, applying for such refund would not cause such Person to suffer any material economic, legal or regulatory disadvantage.  If any Lender or Agent receives a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund

(including any interest included in such refund) to the Borrower (to the extent that it determines that it can do so without prejudice to the retention of the refund), net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be; provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority.  Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g)                          Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or Section 3.01(c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of the Lender pursuant to Section 3.01(a) and Section 3.01(c).

SECTION 3.02.  Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make Eurodollar Rate Loans or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower (i) may revoke any pending request for a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or (ii) shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03.  Inability to Determine Rates.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04.  Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.  (a)  If any Lender reasonably determines in good faith that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Amendment Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time (A) the Borrower may revoke any pending request for a Borrowing of Eurodollar Rate Loans conversion to or continuation of Eurodollar Rate Loans or (B) within thirty (30) days after written demand by such Lender setting forth in reasonable detail such increased costs or reduction (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.  For the purpose of this Section 3.04(a), all requests, guidelines, requirements or directives, regardless of the date enacted, adopted or issued, (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority, shall be considered to have been enacted, adopted or issued after the Amendment Closing Date.

(b)                         If any Lender reasonably determines in good faith that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Amendment Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans, (ii) within thirty (30) days after written demand by such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.  For the purpose of this Section 3.04(b), all requests, guidelines, requirements or directives, regardless of the date enacted, adopted or issued, (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority, shall be considered to have been enacted, adopted or issued after the Amendment Closing Date.

(c)                          The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Credit Commitments or the funding of the Eurodollar Rate Loans such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Credit Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least thirty (30) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice thirty (30) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable thirty (30) days from receipt of such notice.

(d)                         The Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), Section 3.04(b) or Section 3.04(c) for any such increased cost or reduction incurred more than ninety (90) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                          If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), Section 3.04(b), Section 3.04(c) or Section 3.04(d).

SECTION 3.05.  Funding Losses.  Upon demand of any Lender from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                         any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 3.06.  Matters Applicable to Requests for Compensation.  (a)  Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)                         With respect to any Lender’s claim for compensation under Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than ninety (90) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)                          If the obligation of any Lender to make or continue any Eurodollar Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i)                                     to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)                                  all Loans that would otherwise be made or continued as Eurodollar Rate Loans from one Interest Period to another by such Lender shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)                         If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted irrespective of whether such conversion results in greater than fifteen (15) Interest Periods being outstanding under this Agreement, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Revolving Credit Commitments.

SECTION 3.07.  Replacement of Lenders Under Certain Circumstances.  (a)  If at any time (x) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (y)

any Lender becomes a Defaulting Lender or (z) any Lender becomes a Non-Consenting Lender, then the Borrower may, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of the applicable Class of Loans or Revolving Credit Commitments if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Revolving Credit Commitments) to one or more Eligible Assignees; provided that (A) in the case of any Eligible Assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree and (B) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b)                         Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Revolving Credit Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent.  Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Revolving Credit Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, (ii) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Revolving Credit Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)                          Notwithstanding anything to the contrary contained above, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced in such capacity hereunder except in accordance with the terms of Section 9.06.

(d)                         In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of Loans or Revolving Credit Commitments and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08.  Survival.  All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

SECTION 4.01.  Conditions Precedent to Amendment and Restatement.  The Existing Credit Agreement shall be amended and restated in full as set forth herein on the date (the “Amendment Closing Date”) that the following conditions have been satisfied (or waived in writing):

(a)                         The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or pdf electronic copies (followed promptly by originals) unless otherwise specified, each dated the Amendment Closing Date unless otherwise indicated, properly executed by a Responsible Officer of the signing Loan Party and in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     executed counterparts of this Agreement;

(ii)                                  executed counterparts of the Guaranty Reaffirmation;

(iii)                               a Note, or, with respect to any Note issued prior to the Amendment Closing Date, a replacement Note, executed by the Borrower in favor of each Lender requesting a Note, if any;

(iv)                              the Security Agreement Reaffirmation, duly executed by each of the relevant Loan Parties;

(v)                                 an Additional Party Addendum to the Intercreditor Agreement executed by Bank of America, as successor First Lien Collateral Agent, and the related officer’s certificates required by Section 8.3 of the Intercreditor Agreement;

(vi)                              a certificate of the Borrower signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to this Agreement, (i) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Amendment Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, (ii) no Default or Event of Default exists immediately before or immediately after giving effect thereto, (iii) UHS and its Restricted Subsidiaries shall be in Pro Forma Compliance with the financial covenant set forth in Section 7.11 as of (A) the Amendment Closing Date and (B) the last day of the most recently ended determination period after giving Pro Forma Effect to the Amendment Closing Date, the making of any Credit Extensions on the Amendment Closing Date and any Investment or Disposition to be consummated in connection therewith;

(vii)                           a Request for Credit Extension relating to the Credit Extensions to be made on the Amendment Closing Date (if any) in accordance with the requirements hereof;

(viii)                        an opinion of Weil, Gotshal & Manges LLP, special counsel to the Loan Parties in the form of Exhibit H, addressed to each Agent and each Lender and in customary form and substance reasonably satisfactory to the Administrative Agent;

(ix)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(x)                                 such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer of such Loan Party authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(xi)                              a certificate in the form of Exhibit L hereto, attesting to the solvency of UHS, before and after the Amendment Closing Date, from the chief financial officer of UHS on behalf of UHS (the “Solvency Certificate”).

(b)                         Since December 31, 2011, there shall not have occurred any event, circumstance or occurrence that, either separately or together with all other such events, circumstances or occurrences, that has had or could reasonably be expected to have, a Material Adverse Effect.

(c)                          The representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the Amendment Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date.

(d)                         No Default shall exist before or after giving effect to the Amendment Closing Date, or would result from any Credit Extension to be made on the Amendment Closing Date, or from the application of the proceeds therefrom.

(e)                          All fees and expenses required to be paid hereunder or under the Existing Credit Agreement on or before the Amendment Closing Date and invoiced (with reasonable supporting documentation) and delivered to the Borrower at least one (1) day before the Amendment Closing Date shall have been paid in full in cash.

(f)                           The Administrative Agent shall have received all documentation and other information with respect to each Loan Party required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(g)                          The Administrative Agent shall have received:

(i)                                     all documentation (including assignments of financing statements, filings, recordations and Collateral Documents) necessary or advisable in the reasonable judgment of the Administrative Agent to effectuate the resignation of GE as Administrative Agent and Collateral Agent and the appointment of Bank of America as successor Administrative Agent and Collateral Agent;

(ii)                                  acknowledgments of all filings or recordations necessary to perfect the Collateral Agent’s Liens in the Collateral, as well as UCC and Lien searches and other evidence reasonably satisfactory to the Administrative Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens; provided that, to the extent any of the Collateral Agent’s Liens in the Collateral are not or cannot be perfected on the Amendment Closing Date to the extent required by the Collateral Documents (other than Liens that may be perfected by the filing of UCC financing statements) after the Borrower’s use of commercially reasonable efforts to do so, then the perfection of such Liens in such Collateral shall not constitute a condition precedent to the effectiveness of the Amendment Closing Date, but instead shall be required to be obtained after the Amendment Closing Date pursuant to arrangements and timing to be mutually agreed by the

Administrative Agent and the Borrower acting reasonably but in any event no later than 30 days following the Amendment Closing Date (or such later date as the Administrative Agent may agree in its sole discretion);

(iii)                               certificates of insurance with respect to the Loan Parties’ property and liability insurance, together with a loss payable endorsement naming the Collateral Agent as loss payee, all in form and substance reasonably satisfactory to the Administrative Agent;

(iv)                              the results of a satisfactory final, pre-closing field examination conducted by Bank of America and/or a third party; and

(v)                                 a Borrowing Base Certificate prepared by the Borrower as of May 31, 2012, accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent.

SECTION 4.02.  Conditions to All Credit Extensions After the Amendment Closing Date.  The obligation of each Lender to honor any Request for Credit Extension (other than in connection with a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to satisfaction (or waiver) of the following conditions precedent:

(a)                         The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and Section 6.01(b) and, in the case of the financial statements furnished pursuant to Section 6.01(b), the representations contained in Section 5.05(a), as modified by this clause (ii), shall be qualified by the statement that such financial statements are subject to the absence of footnotes and year-end audit adjustments.

(b)                         No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)                          The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                         After giving effect to any Credit Extension, the aggregate outstanding principal amount of the Revolving Credit Loans shall not exceed the lesser of the Borrowing Base and the Revolving Credit Commitments, in each case, less the then outstanding principal amount of the Swing Line Loan and all L/C Outstandings.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a), Section 4.02(b) and Section 4.02(d), have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders on the Amendment Closing Date and on each other date required by Section 4.02 that:

SECTION 5.01.  Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other applicable entity power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Borrower), (b)(i), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02.  Authorization; No Contravention.  The (a) execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and (b) as of the Amendment Closing Date only, the consummation of the Transactions (other than the Transactions described in clause (a) above), are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or constitute a default under or require any payment (except for Indebtedness to be repaid on or prior to the Closing Date or the Amendment Closing Date, as applicable, in connection with the Transactions) to be made under (x) (A) the Senior Notes Documents or the Existing Notes Documents or (B) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law (including, without limitation, Regulation X issued by the FRB); except with respect to any conflict, breach, contravention, default, payment (but not creation of Liens) or violation referred to in clause (ii)(x)(B), clause (ii)(y) or clause (iii), to the extent that such conflict, breach, contravention, default, payment or violation could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03.  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties or to release existing Liens in connection with the Transactions, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.  Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

SECTION 5.05.  Financial Statements; No Material Adverse Effect.  (a)  The most recent audited annual financial statements delivered to the Administrative Agent pursuant to Section 6.01(a) fairly present in all material respects the financial condition of UHS and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                         In the case of the Amendment Closing Date, since December 31, 2011 and, in all other cases, since the date of the most recent audited financial statements delivered to the Administrative Agent pursuant to Section 6.01(a), there has been no material adverse change in, or event or condition, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition or operating results of the Borrower and its Restricted Subsidiaries, taken as a whole.

(c)                          [Intentionally Omitted]

(d)                         The forecasts of consolidated income statement and cash flow statement of UHS and its Subsidiaries for each fiscal year ending after the Amendment Closing Date until the fourth anniversary of the Amendment Closing Date, copies of which have been furnished to the Administrative Agent and the Lenders prior to the Amendment Closing Date, were prepared in good faith based upon assumptions believed to be reasonable at the time made in light of the conditions existing at the time of preparation of such forecasts and represented, at the time of preparation, UHS’s reasonable estimate of its future financial performance, it being understood that (i) such forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such forecasts may differ significantly from the forecasted results and that such differences may be material and that such forecasts are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature.

SECTION 5.06.  Litigation.  Except (insofar as clause (b) below is concerned) as disclosed on Schedule 5.06 (the “Disclosed Litigation”), there are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of any Specified Officer of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to restrain or contest entry into or performance under this Agreement or any other Loan Document or the consummation of the Transactions or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no materially adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 5.06 hereto.

SECTION 5.07.  Ownership of Property; Liens.  (a)  Each Loan Party and each of its Subsidiaries, as applicable, has good and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Permitted Liens and such minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                         Schedule 7.01(b) sets forth a list of all Liens on the property and assets of each Loan Party and each of its Subsidiaries that is complete and accurate in all material respects, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 7.01(b), and as otherwise permitted by Section 7.01.

(c)                          Schedule 5.07(c) sets forth a complete and accurate list of all real property owned by any Loan Party or any of its Restricted Subsidiaries, as of the date hereof, showing as of such date the street address (to the extent available), county or other relevant jurisdiction, state and record owner and book and estimated fair value thereof.  Each Loan Party has good and marketable title to the real property owned by such Loan Party, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)                         Schedule 7.02(f) sets forth a list of all Investments held by any Loan Party or any Restricted Subsidiary of a Loan Party that is complete and accurate in all material respects, as of the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

SECTION 5.08.  Environmental Compliance.  Except as set forth on Schedule 5.08 hereof:

(a)  There are no actions, suits, proceedings, demands or claims alleging potential liability or responsibility for violation of, or liability under, any Environmental Law received by, and relating to businesses, operations or properties of, any Loan Party or its Subsidiaries except for matters (x) disclosed on Schedule 5.08 hereto, which are not expected to result in material liability to any Loan Party, or (y) that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                         Except for matters (x) disclosed on Schedule 5.08 hereto, which are not expected to result in material liability to any Loan Party, or (y) that could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the actual knowledge of any Specified Officer of the Borrower, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, or, to the actual knowledge of any Specified Officer of the Borrower, to which any Loan Party or any of its Subsidiaries sent any Hazardous Materials for disposal, is listed on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no and, to the actual knowledge of any Specified Officer of the Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been discharged, treated, stored or disposed on, at or under any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on, at or under any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries during or prior to the period of such ownership or operation; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on, at or under any property currently or to the actual knowledge of any Specified Officer of the Borrower formerly owned or operated by any Loan Party or any of its Subsidiaries, except for such releases, discharges or disposal that were in compliance with Environmental Laws.

(c)                          The Loan Parties’ operations are in compliance with all Environmental Laws and all Environmental Permits, except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)                         None of the Loan Parties or any of their respective Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigation or assessment or remedial or response action that, (x) is disclosed on Schedule 5.08 hereto, which is not expected to result in material liability to any Loan Party, or (y) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)                          No Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or to the actual knowledge of any Specified Officer of the Borrower formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of by or on behalf of any Loan Party or any of its Subsidiaries, except for such disposals (x) that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, or (y) disclosed on Schedule 5.08 hereto, which are not expected to result in material liability to any Loan Party.

This Section 5.08 sets forth the sole and exclusive representations and warranties of the Loan Parties with respect to environmental, health or safety matters.

SECTION 5.09.  Taxes.  The Loan Parties have filed all Federal and state income and other material tax returns and reports required to be filed (after giving effect to permitted extension periods), and have paid all Federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than sixty (60) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (c) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10.  ERISA Compliance.  (a)  Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; and (ii) each Pension Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of any Specified Officer of the Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification.

(b)                         Except as set forth on Schedule 5.10(b), as of the Amendment Closing Date there are no pending or, to the knowledge of any Specified Officer of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect.  To the knowledge of any Specified Officer of the Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                          Except as set forth on Schedule 5.10(c), (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) none of the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums not yet due or premiums due and not yet delinquent under Section 4007 of ERISA); (iv) none of the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.11.  Subsidiaries; Equity Interests.  As of the date hereof, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in each Restricted Subsidiary are fully paid and with respect to corporate shares, nonassessable and are owned directly by the Person set forth on Schedule 5.11 and are free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01.  As of the date hereof, Schedule 5.11 (a) sets forth the name and jurisdiction of each Subsidiary, and (b) sets forth the direct ownership interest of each applicable Loan Party and/or any other Subsidiary in each Subsidiary, including the percentage of such ownership.

SECTION 5.12.  Margin Regulations; Investment Company Act.  (a)  No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U issued by the FRB.

(b)                         None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.  Neither the making of any Loans, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Related Documents will violate any provision of the Securities Act or any rule, regulation or order of the SEC thereunder.

SECTION 5.13.  Disclosure.  To the actual knowledge of the Specified Officers of the Borrower, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (a) with respect to financial estimates, projected financial information and other forward-looking information, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and that such differences may be material and that such projections are not a guarantee of financial performance and (b) no representation is made with respect to information of a general economic or general industry nature.

SECTION 5.14.  Intellectual Property, Licenses, Etc.  Schedule 5.14 sets forth a complete and accurate list of all registered, patented or applied for Material Intellectual Property as of the date hereof, owned by each Loan Party and its Subsidiaries, showing as of the date hereof the jurisdiction in which each such Material Intellectual Property is registered, the registration or application serial number, if applicable, and the date of registration, if applicable.  Each Loan Party and its Restricted Subsidiaries own, or possess a license or other right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, database rights and design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently operated by each Loan Party and its Restricted Subsidiaries without, to the knowledge of a Specified Officer of the Borrower, conflict with the rights of any other Person, except to the extent such failure to own or possess the right to use or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Specified Officers of the Borrower, no trademarks, servicemarks, copyrights, logos, designs, slogans or other advertising devices, products, processes, methods, substances, part or other material, as currently used or employed by any Loan Party or any Restricted Subsidiary, infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the actual knowledge of any Specified Officer of the Borrower, threatened, against any Loan Party which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.15.  Solvency.  On the Amendment Closing Date after giving effect to the transactions contemplated by this Agreement, the Loan Parties have certified, on a consolidated basis, as to solvency in accordance with the Solvency Certificate.

SECTION 5.16.  Perfection, Mortgages, Etc.  All filings and other actions reasonably necessary to perfect and protect the Liens on the Collateral created under, and in the manner and to the extent contemplated by, the Collateral Documents have been duly made or taken or otherwise provided for in a manner reasonably acceptable to Administrative Agent and are in full force and effect and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents or defects in title described on the schedules to the Loan Documents.  Each Mortgage (if any) creates, as security for the obligations purported to be secured thereby, a valid and enforceable first mortgage Lien on the respective Property in favor of the Administrative Agent (or such other trustee as may be required under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons, except for the Liens created or permitted under the Loan Documents.

SECTION 5.17.  Compliance with Laws Generally.  None of the Loan Parties or any of their respective material properties, or the use of such material properties, is in violation of any applicable Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, except for such violations or defaults (other than any violations of the PATRIOT Act and other counter-terrorism laws) that (a) are being contested in good faith by appropriate proceedings or (b) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.18.  Labor Matters.  As of the Amendment Closing Date, except as in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Responsible Officer of the Borrower, threatened.

SECTION 5.19.  Debt.  Schedule 7.03(b)(viii) sets forth a list that is complete and accurate in all material respects of all Existing Indebtedness of each Loan Party and its Restricted Subsidiaries existing as of the date hereof.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations not then due and payable) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit that has not been collateralized on terms reasonably satisfactory to the applicable L/C Issuer shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02, Section 6.03, Section 6.16, Section 6.17 and Section 6.18) cause each Restricted Subsidiary to:

SECTION 6.01.  Financial Statements.  Deliver to the Administrative Agent for further distribution to each Lender:

(a)                         as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year, a consolidated balance sheet of UHS and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte and Touche LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                         as soon as available, but in any event within sixty (60) days after the end of each fiscal quarter, excluding, in each case, the fourth fiscal quarter, a consolidated balance sheet of UHS and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of UHS as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of UHS and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                          as soon as available, but in any event no later than ninety (90) days after the end of each fiscal year, forecasts prepared by management of UHS, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements and Borrowing Availability projections of UHS and its Subsidiaries for the fiscal year following such fiscal year then ended.

(d)                         simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating balance sheet and the related consolidating statements of income or operations reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(e)                          upon Administrative Agent’s request at any time Borrowing Availability is less than $5,000,000, and in any event no less frequently than five (5) Business Days after the end of each fiscal month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Amendment Closing Date), a Borrowing Base Certificate prepared by the Borrower as of the last day of the fiscal month immediately preceding the most recently ended fiscal month or the date 2 days prior to the date of any such request, based on the most recently available information, accompanied by such supporting detail and documentation as shall be reasonably requested by Administrative Agent.  Notwithstanding anything to the contrary set forth herein or Exhibit K hereto, if on the date of delivery of any Borrowing Base Certificate the Total Outstandings do not exceed the Borrowing Base without giving effect to clauses (a) and (b) of the definition thereof, the Borrower may deliver such Borrowing Base Certificate without calculating the amount of Eligible Accounts, Eligible Unbilled Accounts, Eligible Wholesale Disposables and Eligible Equipment Disposables (each, a “Alternative Borrowing Base Certificate”).  For the avoidance of doubt, if the Borrower elects to deliver an Alternative Borrowing Base Certificate, the Borrower acknowledges that the Borrowing Base and Borrowing Availability will be determined for all purposes under the Loan Documents on the basis of such Alternative Borrowing Base Certificate, regardless of the amount and existence of Eligible Accounts and Eligible Unbilled Accounts.

(f)                           at the time of delivery of each of the quarterly financial statements delivered pursuant to Section 6.01(b), a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Loan Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior fiscal quarter.

(g)                          at the Borrower’s expense, the results of each physical verification, if any, that the Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, the Borrower shall upon the request of Administrative Agent, up to one time in any calendar year absent the occurrence and continuance of an Event of Default, and at any time if an Event of Default has occurred and is continuing, conduct, and deliver the results of, such physical verifications as Administrative Agent may require).

(h)                         after the occurrence and during the continuance of an Event of Default and at the Borrower’s expense, such appraisals of its assets as Administrative Agent may request, to be conducted by an appraiser and in form and substance reasonably satisfactory to Administrative Agent.

(i)                             such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Administrative Agent shall from time to time reasonably request, including without limitation a monthly trial balance with respect to Accounts; provided that Administrative Agent shall not request calculation of a Borrowing Base Certificate that gives effect to clauses (a) and (b) of the Borrowing Base for any period for which the Borrower have delivered an Alternative Borrowing Base Certificate in compliance with Section 6.01(e).

SECTION 6.02.  Certificates; Other Information.  Deliver to the Administrative Agent for further distribution to each Lender:

(a)                         (i) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b) for a quarter during which Borrowing Availability was less than $20,000,000 for three (3) consecutive days, a duly completed Compliance Certificate signed by a Responsible Officer of UHS (which shall set forth reasonably detailed calculations demonstrating compliance with Section 7.11) and (ii) at any time on or after the tenth (10th) day prior to the last day of any fiscal quarter, the Equity Investors may deliver notice of their intent to provide UHS with Net Cash Proceeds (a “Notice of

Intent to Make An Equity Infusion”) through capital contributions or the purchase of Equity Interests by one or more Equity Investors as contemplated pursuant to clause (b)(xiii) and the final proviso of the definition of “Consolidated EBITDA”; provided that the delivery of a Notice of Intent to Make An Equity Infusion shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document; provided further that from the date of receipt of such Notice of Intent to Make an Equity Infusion by the Administrative Agent until the 20th Business Day following the delivery of the Compliance Certificate, neither the Administrative Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 7.11;

(b)                         promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Restricted Subsidiary filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)                          promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) from, or material statement or material report furnished to, any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d)                         promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other written correspondence received from the SEC (or comparable agency in any applicable non-US jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(e)                          promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(f)                           promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.  No Loan Party shall be required to provide the Administration Agent with access to patient information of any customer or employee of any Loan Party or any Subsidiary thereof.

Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b), Section 6.02(b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon the request of the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents.

SECTION 6.03.  Notices.  As soon as practicable after any Specified Officer of the Borrower has knowledge, promptly notify the Administrative Agent:

(a)                         of the occurrence of any Default;

(b)                         of any matter that has resulted or could in the reasonable judgment of any Loan Party reasonably be expected to result in a Material Adverse Effect, including any such matter arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material adverse development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or the assertion or occurrence of any alleged noncompliance by any Loan Party or as any of its Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event;

(c)                          if Borrowing Availability is less than $20,000,000; and

(d)                         of any notice provided to or by any trustee with respect to the Senior Notes Documents or the Existing Notes Documents, attaching thereto a true and correct copy of any such notice.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of UHS (x) that such notice is being delivered pursuant to Section 6.03(a), Section 6.03(b) or Section 6.03(c) (as applicable) and (y) setting forth details of the occurrence referred to therein and (other than in the case of a notice pursuant to Section 6.03(c), stating what action the Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document in respect of which such Default exists.

SECTION 6.04.  Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05.  Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05, and, in the case of any Restricted Subsidiary (other than a Borrowing Base Party) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses, Material Intellectual Property Rights and franchises necessary in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

SECTION 6.06.  Maintenance of Properties.  Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear, casualty and condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice or in the reasonable judgment of management.

SECTION 6.07.  Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries in the same geographic locales) as are customarily carried under similar circumstances by such other Persons, including, without limitation, casualty insurance with respect to the Collateral in form and substance not materially less than that in effect on the Amendment Closing Date.  If reasonably requested by the Administrative Agent, each Loan Party shall deliver to the Administrative Agent from time to time (no more frequently than once in any calendar year unless an Event of Default has occurred and is continuing) a report of its insurance broker with respect to its insurance policies.

SECTION 6.08.  Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith (other than the PATRIOT Act, any other counter-terrorism laws and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970) could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09.  Books and Records.  Maintain proper books of record and account (in which full, true and correct, in all material respects, entries shall be made of all material financial transactions and matters involving the assets and business of the Borrower and the Subsidiaries) in a manner that permits the preparation of financial statements in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction.

SECTION 6.10.  Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (so long as an executed standard access letter of such independent public accountants is received from the Administrative Agent) and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested, all at the expense of the Borrower as provided below and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and the applicable Loan Party; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence and continuance of an Event of Default and only at such time shall it be at the Borrower’s expense; provided further that when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants; provided that no Loan Party shall be required to provide the Administration Agent with access to patient information of any customer or employee of any Loan Party or any Subsidiary thereof.

SECTION 6.11.  Use of Proceeds.  Use the proceeds of the Credit Extensions to (i) provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions and Capital Expenditures), (ii) pay fees and expenses incurred in connection with the Transactions and (iii) make repayments and/or purchases of Indebtedness to the extent not prohibited by Section 7.14.

SECTION 6.12.  Covenant to Guarantee Obligations and Give Security.  (a) Upon (A) the formation or acquisition of any new direct or indirect Restricted Subsidiary by any Loan Party or the designation in accordance with Section 6.16 of any existing direct or indirect Unrestricted Subsidiary as a Restricted Subsidiary, or (B) any Restricted Subsidiary Guaranteeing any Permitted Subordinated Indebtedness, the Borrower shall, in each case at the Borrower’s expense; provided that, notwithstanding the foregoing, this Section 6.12 shall not apply to any Subsidiary to the extent that such Subsidiary is prohibited by applicable local Laws from taking any such action:

(i)                                     within thirty (30) days after such formation, acquisition, designation or Guarantee (or such longer period as the Administrative Agent may agree in its reasonable discretion):

(A)                               cause each such Restricted Subsidiary that is a material Domestic Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, Guaranteeing the Obligations of the Borrower and a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Person acknowledges and agrees to the terms of the Intercreditor Agreement;

(B)                               cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.12(a)(i)(A) to furnish to the Administrative Agent a description of any Material Real Property owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(C)                               cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.12(a)(i)(A), to duly execute and deliver to the Administrative Agent Mortgages with respect to Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other Collateral Documents, as specified by, and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreements, Intellectual Property Security Agreement and other Collateral Documents in effect on the Amendment Closing Date), granting a Lien in substantially all personal property (other than Equity Interests in any Subsidiary or a Joint Venture) of such Restricted Subsidiary and all Material Real Property, in each case securing the Obligations of such Restricted Subsidiary under its Guaranty; provided that, unless an Event of Default has occurred and is continuing, if UHS notifies the Administrative Agent that it intends to sell such Material Real Property within one year of the time such Mortgage would otherwise be required to be executed and delivered, such Material Real Property shall not be required to be mortgaged until such period expires (unless extended by the Administrative Agent in its discretion);

(D)                               cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.12(a)(i)(A) to deliver any and all instruments, if any, evidencing the intercompany debt held by such Restricted Subsidiary, if any, indorsed in blank to the Administrative Agent or accompanied by other appropriate instruments of transfer;

(E)                                take and cause such Restricted Subsidiary to take whatever action (including the recording of Mortgages with respect to Material Real Property, the filing of Uniform Commercial Code financing statements, and delivery of certificates evidencing stock and membership interests) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages and the other Collateral Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(ii)                                  within thirty (30) days after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary legal opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.12(a) as the Administrative Agent may reasonably request, and

(iii)                               as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to Material Real Property owned by such Restricted Subsidiary that is the subject of such request, title reports in scope, form and substance reasonably satisfactory to the Administrative Agent and, to the extent available, surveys and environmental assessment reports.

(b)                         Upon the acquisition of (x) any personal property by any Loan Party or (y) Material Real Property by any Loan Party, if such property shall not already be subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the Borrower or relevant Loan Party, as the case may be, shall give notice thereof to the Administrative Agent and shall, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing such Loan Party’s Obligations and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as the case may be, the applicable actions referred to in Section 6.12(a) and Section 6.14(b); provided that if UHS notifies the Administrative Agent that it intends to sell such Material Real Property within one year of the time such Mortgage would otherwise be required to be executed and delivered, such Material Real Property shall not be required to be mortgaged until such period expires (unless extended by the Administrative Agent in its discretion).

(c)                          Each Guarantor has duly executed and delivered (i) a Security Agreement granting a first-priority perfected security interest (subject to Liens permitted under Section 7.02) in its assets constituting Collateral thereunder to secure its Obligations under the Guaranty, (ii) a Guaranty and (iii) if applicable, an Intellectual Property Security Agreement to secure its Obligations under the Guaranty.  To the extent reasonably requested by the Administrative Agent, the Borrower will cause to be delivered to the Administrative Agent one or more customary legal opinions in form and substance reasonably satisfactory to the Administrative Agent with respect to the granting of such security interests and the making of such Guarantees.

(d)                         Notwithstanding the foregoing, (x) the Administrative Agent shall not take a security interest in or require any title insurance or similar items with respect to those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax, title insurance or similar items) is excessive in relation to the benefit to the Lenders of the security afforded thereby, (y) Liens required to be granted pursuant to this Section 6.12 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Amendment Closing Date (to the extent appropriate in the applicable jurisdiction) and (z) each Subsidiary named on Schedule 5.11 other than Surgical Services shall not be required to comply with paragraphs (a) through (c) above unless and until it acquires any material assets.

SECTION 6.13.  Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits as necessary for its operations and properties; and (iii) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 6.14.  Further Assurances.  (a)  Promptly upon reasonable request by the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents (including, without limitation, the Collateral Documents).

(b)                         Promptly following the delivery of each Compliance Certificate pursuant to Section 6.02(b), execute and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all After-Acquired Intellectual Property (as defined in the Security Agreement) that is Material Intellectual Property owned by it as of the last day of the period for which such Compliance Certificate is delivered, to the extent that such After-Acquired Intellectual Property that is Material Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it.  In each case, the Borrower will, and will cause each Guarantor to, promptly cooperate as reasonably necessary to enable the Administrative Agent to make any reasonably necessary recordations with the US Copyright Office or the US Patent and Trademark Office or comparable foreign Governmental Authority, as appropriate, with respect to such Material Intellectual Property.

(c)                          Each Loan Party that is designated by the Borrower as a Borrowing Base Party shall promptly deliver to the Administrative Agent for distribution to the Lenders and the L/C Issuer any information concerning such Loan Party as may be reasonably requested by a Lender to comply with its obligations as described in Section 10.21.

SECTION 6.15.  Landlord Agreement and Real Estate Purchases.  UHS shall use commercially reasonable efforts to obtain a landlord’s agreement with respect to UHS’s operating headquarters from the lessor of such property, which agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.  To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in Material Real Property after the Amendment Closing Date, it shall within sixty (60) days after such acquisition (or such longer period as the Administrative Agent shall agree in its reasonable discretion) provide to the Administrative Agent a mortgage or deed of trust granting the Administrative Agent a first priority Lien on such real estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and supplemental casualty insurance and (to the extent required by law) flood insurance, and such other documents, instruments or agreements reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent; provided that if such Loan Party notifies the Administrative Agent that it intends to sell such Material Real Property within one year of the time such Mortgage would otherwise be required to be executed and delivered, such Material Real Property shall not be required to be mortgaged until such period expires (unless extended by the Administrative Agent in its discretion).

SECTION 6.16.  Designation of Subsidiaries.  The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) immediately before and after giving effect to such designation, Borrowing Availability shall be no less that $25,000,000, (c) immediately after giving effect to such designation, UHS and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with Articles 6 and 7, including the financial covenant set forth in Section 7.11 as if in effect on the date thereof (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (d) the Borrower may not be designated as an Unrestricted Subsidiary and (e) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Permitted Subordinated Indebtedness.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the net book value of such Person’s (as applicable) investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 6.17.  Maintenance of Separate Existence.  Each Restricted Subsidiary shall do all things necessary to maintain its corporate existence separate and apart from each Unrestricted Subsidiary, including, without limitation:

(a)                         maintaining its assets, funds and transactions separately from those of the Unrestricted Subsidiaries, reflecting such assets and transactions in financial statements separate and distinct from those of the Unrestricted Subsidiaries, and evidencing such assets and transactions by appropriate entries in books and records separate and distinct from those of the Unrestricted Subsidiaries;

(b)                         holding itself out to the public under the Restricted Subsidiary’s own name as a legal entity separate and distinct from the Unrestricted Subsidiaries;

(c)                          holding regular duly noticed meetings, or obtaining appropriate consents, of its board of directors, and making and retaining minutes of such meetings, as are necessary or appropriate to authorize all of its actions required by law to be authorized by its board of directors;

(d)                         ensuring that any Indebtedness of any Unrestricted Subsidiary is Non-Recourse Debt with respect to such Restricted Subsidiary;

(e)                          not becoming a party to any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of such Restricted Subsidiary;

(f)                           not having any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve any Unrestricted Subsidiary financial condition or to cause such Person to achieve any specified levels of operating results; and

(g)                          not providing any a Guarantee or otherwise directly or indirectly providing credit support for any Indebtedness of any Unrestricted Subsidiary.

SECTION 6.18.  Junior Financing Documentation.  (a) Cause each Loan Party to take any and all actions deemed reasonably necessary so that the Obligations of such Loan Parties under the Loan Documents shall be and at all times remain “Senior Indebtedness” (or any comparable term), “Designated Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation and (b) cause each Loan Party to take any and all actions deemed reasonably necessary so that the subordination provisions set forth in the Junior Financing Documentation, shall be and at all times remain (until the termination of all obligations (other than contingent indemnification obligations not then due and payable) of such Loan Party thereunder) effective, legally valid, binding and enforceable against the holders of any Permitted Subordinated Indebtedness, if applicable, in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivorship, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

ARTICLE 7
NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations not then due and payable) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit that has not been collateralized in a manner reasonably satisfactory to the applicable L/C Issuer shall remain outstanding, the Loan Parties shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01.  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                         Liens pursuant to any Loan Document;

(b)                         Subject to the Intercreditor Agreement, Liens created under any Senior Notes Documents and Existing Notes Documents;

(c)                          Liens existing on the date hereof and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(b)(ii), and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(d)                         Liens for taxes, assessments or governmental charges which are not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue (i) which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e)                          statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(f)                           (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Borrower or any of its Restricted Subsidiaries or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Borrower Parties or any of the Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(f).

(g)                          (i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.01(g);

(h)                         easements, rights-of-way, covenants, conditions, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects or matters that would be disclosed in an accurate survey affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(i)                             Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j)                            Liens securing Indebtedness permitted under Section 7.03(b)(ii); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(k)                         (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower or any other Loan Party or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(l)                             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(m)                     Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(n)                         Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(f), Section 7.02(i) or Section 7.02(n) to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case under this clause (i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on earnest money deposits of cash or Cash Equivalents made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(o)                         Liens in favor of the Borrower, a Loan Party or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(b)(v), Section 7.03(b)(xi) or Section 7.03(b)(xii);

(p)                         Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 7.03;

(q)                         Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings under other applicable Law) regarding leases entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r)                            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business and not prohibited by this Agreement;

(s)                           Permitted Encumbrances;

(t)                            other Liens securing Indebtedness or other obligations permitted under this Agreement and outstanding in an aggregate principal amount not to exceed $30,000,000;

(u)                         Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its

Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v)                                 any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;

(w)                               Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(x)                                 ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(y)                                 Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(z)                                  security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(aa)                          Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business;

(bb)                          any exclusive or non-exclusive licenses granted under any IP Rights that do not secure or is not granted in connection with incurrence of Indebtedness;

(cc)                            Liens in favor of the Collateral Agent in respect of Indebtedness and other obligations owed to Bank of America, a Lender or an Affiliate of Bank of America or a Lender and permitted by Section 7.03(b)(xvi);

(dd)                          Liens in respect of Indebtedness permitted by Section 7.03(b)(xxiv) to the extent that the Indebtedness to which such premiums, interest, fees, expenses, charges or additional or contingent interest relates is permitted to be secured by a Lien permitted by this Section 7.01; and

(ee)                            Liens in respect of Indebtedness permitted by Section 7.03(b)(xxiii).

SECTION 7.02.  Investments.Make or hold any Investments, except:

(a)                         Investments by Parent, the Borrower or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b)                         loans or advances to officers, directors, members of management, and employees of Parent, the Borrower or any Restricted Subsidiary (i) in an aggregate amount not to exceed $2,500,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes, or (ii) in connection with such Person’s purchase of Equity Interests of Parent (or after the occurrence of a Qualifying IPO of UHS, UHS) in an aggregate amount not to exceed $2,500,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans or advances);

(c)                          Investments (i) by any Loan Party in any other Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party or in any other Restricted Subsidiary that is not also a Loan Party, or (iii) by Loan Parties in any Subsidiaries that are not Loan Parties (including Unrestricted Subsidiaries) in an aggregate amount not to exceed $5,000,000 at any time outstanding, plus, to the extent that any Unrestricted Subsidiary of any Loan Party designated as such after the Amendment Closing Date is redesignated as a Restricted Subsidiary after the Amendment Closing Date, the lesser of (x) the fair market value of such Loan Party’s Investment in such Subsidiary as of the date of such redesignation or (y) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Amendment Closing Date (in the case of clause (ii), determined without regard to any write-downs or write-offs of such Investments);

(d)                         Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)                          Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted by Section 7.01, Section 7.03, Section 7.04, Section 7.05 and Section 7.06, respectively;

(f)                           Investments existing or contemplated on the date hereof and set forth on Schedule 7.02(f) and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g)                          Investments in Swap Contracts permitted by Section 7.03;

(h)                         promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)                             the purchase or other acquisition of all or substantially all of the assets or business of, any Person, or of assets constituting a business unit, a line of business or division of, such Person, or of at least 66 2/3% of the Equity Interests (other than directors’ qualifying shares) in a Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each such purchase or other acquisition made pursuant to this Section 7.02(i) (each of the foregoing, a “Permitted Acquisition”):

(A)                               each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.12;

(B)                               (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (2) Borrowing Availability both before and after giving effect to such purchase or other acquisition shall not be less than $25,000,000, and (3) immediately after giving effect to such purchase or other acquisition, the Borrower Parties shall be in Pro Forma Compliance with the financial covenant set forth in Section 7.11 (assuming for purposes of making such determination that such financial covenant was then applicable), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or Section 6.01(b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer or Treasurer (or other equivalent officer) of UHS demonstrating such compliance calculation in reasonable detail; and

(C)                               the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, (1) a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.02(i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and (2) solely with respect to any such purchase or other acquisition the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries in connection with which is equal to or greater than $50,000,000, and to the extent permitted under the Loan Parties’ agreements with the seller(s) thereof, true, correct and complete copies of the relevant acquisition agreement and the resolutions of the Loan Parties and (to the extent provided by the seller(s) to such Loan Parties) the seller(s) party thereto authorizing the execution, delivery and performance thereof and of the transactions contemplated thereby.

(j)                            [Intentionally Omitted];

(k)                         Investments in the ordinary course of business consisting of (i) indorsements for collection or deposit or (ii) customary trade arrangements with customers;

(l)                             Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)                     loans and advances to Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Parent in accordance with Section 7.06;

(n)                         so long as immediately after giving effect to any such Investment, no Event of Default has occurred and is continuing, other Investments (including in Unrestricted Subsidiaries) that do not exceed (i) $25,000,000 plus (ii) the Applicable Amount at any one time outstanding;

(o)                         advances of payroll payments to employees in the ordinary course of business;

(p)                         Guarantees by Parent, the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(q)                         at any time after the consummation of a Qualifying IPO of UHS, Investments to the extent the consideration paid therefor consists solely of Equity Interests of UHS;

(s)                                   Investments consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of UHS or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent (or, after the occurrence of a Qualifying IPO of UHS, UHS), to the extent the applicable Restricted Payment is permitted by Section 7.06;

(t)                                    earnest money required in connection with Permitted Acquisitions;

(u)                                 Investments consisting of loans and advances to Parent and its Subsidiaries in connection with the reimbursement of expenses incurred on behalf of the Loan Parties in the ordinary course of business;

(v)                                 capitalization or forgiveness of any Indebtedness owed to any Loan Parties by any other Loan Parties; and

(w)                               Investments to the extent the consideration paid therefor consists solely of Equity Interests of Parent.

SECTION 7.03.  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                         Indebtedness evidenced by the Senior Notes and the Existing Notes and any Permitted Refinancing thereof;

(b)                         In the case of any Loan Party and any Restricted Subsidiary:

(i)                                     Indebtedness of the Loan Parties under the Loan Documents;

(ii)                                  Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(j) and any Permitted Refinancing thereof; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $40,000,000;

(iii)                               Permitted Subordinated Indebtedness for all Loan Parties in an aggregate amount such that after giving effect to the incurrence of such Indebtedness the Interest Coverage Ratio on a Pro Forma Basis is not less than 1.50:1.00;

(iv)                              (A) Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) Indebtedness owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, in each case under this clause (iv), so long as both immediately prior and after giving effect thereto (x) no Event of Default shall exist or result therefrom, (y) the Borrower Parties shall be in Pro Forma Compliance with the financial covenant set forth in Section 7.11, after giving effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness, and, in each case, any Permitted Refinancing thereof, and (z) the amount of Indebtedness incurred under this clause (iv) shall not exceed $30,000,000 in the aggregate at any time outstanding;

(v)                                 Indebtedness of any Loan Party or any Subsidiary that is not a Loan Party owing to any other Loan Party or any Subsidiary that is not a Loan Party in respect of an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party, it being understood that such Loan Party may make payments thereon prior to the occurrence (but not during the continuance) of an Event of Default;

(vi)                              Indebtedness consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of UHS or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent (or, after the occurrence of a Qualifying IPO of UHS, UHS), to the extent the applicable Restricted Payment is permitted by Section 7.06;

(vii)                           Guarantees by Parent of Indebtedness of UHS and its Restricted Subsidiaries to the extent the primary obligation is expressly permitted or not prohibited hereunder.

(viii)                        Existing Indebtedness outstanding on the date hereof and listed on Schedule 7.03(b)(viii) and any Permitted Refinancing thereof;

(ix)                              Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(x)                                 Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or such Restricted Subsidiary otherwise permitted hereunder; provided that if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;

(xi)                              Indebtedness of Loan Parties and Restricted Subsidiaries in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $30,000,000;

(xii)                           Indebtedness (other than for borrowed money) subject to Liens permitted under Section 7.01;

(xiii)                        Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(xiv)                       Indebtedness incurred in a Permitted Acquisition or Disposition under agreements providing for indemnification, the adjustment of the purchase price, earn outs or similar adjustments;

(xv)                          Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(xvi)                       Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(xvii)                    Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xviii)                 Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other

Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xix)                       obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(xx)                          Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(xxi)                       Attributable Indebtedness and Indebtedness incurred in connection with sale-leaseback transactions permitted under Section 7.05(j);

(xxii)                    without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest to the extent such Debt is permitted hereunder;

(xxiii)                 Indebtedness that is unsecured or that is secured by a second or lower priority Lien on the Collateral; provided that (A) such Indebtedness shall be in form and substance reasonably acceptable to the Required Lenders (it being understood and agreed that (x) the terms and conditions of the Senior Notes and the Existing Notes are each acceptable, (y) a maturity date that is at least ninety (90) days after the Maturity Date is acceptable and (z) rate, fee and other components of yield that are consistent with the then current market are also acceptable), (B) the Net Cash Proceeds thereof shall be applied as a mandatory prepayment in accordance with Section 2.05(b)(iii); (C) the Lien on the Collateral securing such Indebtedness, if any, shall be subordinated to the Lien of the Collateral Agent with respect thereto pursuant to an intercreditor agreement entered into by the holder(s) of such Indebtedness with the Administrative Agent in form and substance substantially similar to the Intercreditor Agreement or otherwise reasonably acceptable to the Administrative Agent; and (D) after giving effect to the incurrence of such Indebtedness, the Interest Coverage Ratio as of the most recent fiscal quarter end (calculated on a Pro Forma Basis) shall be at least 1.75 to 1.00; and

(xxiv)                all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clause (a), clauses (b)(i) through (xvi) and clause (b)(xxiii) above.

SECTION 7.04.  Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, except that:

(a)                         any Restricted Subsidiary may merge with or liquidate into (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction so long as the Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia (the requirements set forth in this clause (i), and the last proviso of this Section 7.04(a), the “Jurisdictional Requirement”)); provided that the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, (A) a Loan Party shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03; provided further that, if any such merger results in a new jurisdiction of organization of the Borrower or other Loan Party, the Borrower shall have provided the Administrative Agent with prior written notice of such change in jurisdiction and proper financing statements, duly prepared for filing under the Uniform Commercial Code in such jurisdiction with respect to the Borrower or such Loan Party.

(b)                         (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if the Borrower determine in good faith that such action is in the best interests of the business of the Borrower;

(c)                          so long as no Event of Default exists or would result therefrom, the Borrower or any Restricted Subsidiary may merge with any other Person in order to (i) effect an Investment permitted pursuant to Section 7.02 (provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.12 and (B) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02) or (ii) to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.16; provided that if the Borrower is a party to any transaction effected pursuant to this Section 7.04(c), (1) the Borrower shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent and (2) the Jurisdictional Requirement shall be satisfied;

(d)                         [Intentionally Omitted]; and

(e)                          so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; provided that if the Borrower is a party to any transaction effected pursuant to this Section 7.04(e), (i) the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent and (ii) the Jurisdictional Requirement shall be satisfied.

SECTION 7.05.  Dispositions.  Make any Disposition except:

(a)                         Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, Dispositions of equipment in the ordinary course of business in according with past practice and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b)                         Sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(c)                          Dispositions of inventory, cash and immaterial assets in the ordinary course of business;

(d)                         Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(e)                          Dispositions of property by the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (including any such Disposition effected pursuant to a merger, liquidation or dissolution); provided that if the transferor of such property is a Guarantor or the Borrower (i) the transferee thereof must either be the Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(f)                           Dispositions permitted by Section 7.02, Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(g)                          Dispositions of Cash Equivalents;

(h)                         Dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof;

(i)                             leases, subleases, licenses, or sublicenses of property, and Dispositions of IP Rights in the ordinary course of business, in each case that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, and Dispositions of IP Rights under a research or development agreement in which the other party receives a license to IP Rights that result from such agreement;

(j)                            transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k)                         Dispositions of property by the Borrower or any Restricted Subsidiary not otherwise permitted under this Section 7.05 (including pursuant to sale-leaseback transactions) with aggregate fair market value not to exceed $10,000,000 in any fiscal year;

(l)                             Dispositions of Investments in Joint Ventures;

(m)                     Dispositions in the ordinary course of business consisting of the abandonment of IP Rights which, in the reasonable good faith determination of the Borrower or any Restricted Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;

(n)                         Dispositions of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor or the Borrower, then (i) the transferee must either be the Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(o)                         sales of non-core assets acquired in connection with Permitted Acquisitions which are not used in the business of the Loan Parties;

(p)                         any disposition of real property to a Governmental Authority as a result of a condemnation of such real property; and

(q)                         exclusive or non-exclusive licenses or similar agreements in respect of IP Rights;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), (e), (f), (g), (h), (i), (j) and (m)), shall be for not less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is hereby authorized by the Lenders to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06.  Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)                         each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to (i) the Borrower or such Restricted Subsidiary and (ii) to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(b)                         Parent, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c)                          to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.04, Section 7.05 or Section 7.08;

(d)                         the Borrower and the Restricted Subsidiaries may make Restricted Payments to Parent:

(i)                                     the proceeds of which shall be used by Parent to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $1,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Parent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries;

(ii)                                  the proceeds of which shall be used by Parent to pay franchise taxes and other fees, taxes and expenses required to maintain Parent’s corporate existence;

(iii)                               so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the proceeds of which will be used by Parent to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Parent (or, after a Qualifying IPO of UHS, UHS) held by any future, present or former employee, director, officer, member of management or consultant of Parent or any of its Subsidiaries (or the estate, family members, spouse or former spouse of any of the foregoing); provided that the aggregate amount of Restricted Payments made under this clause (e)(iv) does not exceed in any calendar year $2,500,000 (with unused amounts in any calendar year being carried over to succeeding calendar years); and provided further that such amount in any calendar year may be increased by an amount not to exceed (1) the cash proceeds from the sale of Equity Interests to employees, directors, officers, members of management or consultants of Parent or of its Subsidiaries that occurs after the Amendment Closing Date to the extent such proceeds constitute Eligible Equity Proceeds plus (2) the amount of any cash bonuses otherwise payable to employees, directors, officers, members of management or consultants of Parent or any of its Subsidiaries (or the estate, family members, spouse or former spouse of any of the foregoing) that are foregone in return for the receipt of Equity Interests of Parent pursuant to a deferred compensation plan of such Person plus (3) the cash proceeds of key man life insurance policies received by Parent (to the extent such proceeds are contributed to UHS) or the Borrower or any Restricted Subsidiary after the

Amendment Closing Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (1), (2) and (3) above in any calendar year) less (4) the amount of any Restricted Payments previously made pursuant to clauses (1), (2) and (3) of this clause (d)(iii );

(iv)                              to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith and (B) Parent shall, immediately following the closing or consummation thereof, cause or have caused (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Loan Party (or a Person that will become a Loan Party upon receipt of such contribution) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or a Loan Party in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.12;

(v)                                 the proceeds of which shall be used by Parent to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent (or, after a Qualifying IPO of UHS, of UHS); provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors or the managing board, as the case may be, of UHS (or any authorized committee thereof));

(vi)                              the proceeds of which shall be used by Parent for distribution to Parent to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(vii)                           the proceeds of which shall be used by Parent to pay customary salary, bonus and other benefits payable to officers and employees of Parent to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries; and

(viii)                        the proceeds of which shall be used by Parent to pay amounts owing pursuant to the Sponsor Management Agreement, or other amounts of the type described in Section 7.08(d) or Section 7.08(k), in each case to the extent the applicable payment would be permitted under the applicable clause in Section 7.08 if such payment were to be made by a Loan Party;

(e)                          so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 6.5:1 (determined on a Pro Forma Basis after giving effect to any Restricted Payment to be made pursuant to this Section 7.06(e)), in addition to the foregoing Restricted Payments, Parent, the Borrower and the Restricted Subsidiaries may make additional Restricted Payments to their respective shareholders in an amount not to exceed the Applicable Amount as in effect immediately prior to the time of the making of such Restricted Payment;

(f)                           so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) after giving effect to such Restricted Payment, the Borrower shall have Borrowing Availability greater than or equal to $55,000,000 and (iii) the Interest Coverage Ratio as of the most recent fiscal quarter (calculated on a Pro Forma Basis) is at least 1.75:1.00, in addition to the foregoing

Restricted Payments, Parent, the Borrower and the Restricted Subsidiaries may make additional Restricted Payments to their respective shareholders;

(g)                          from and after a Qualifying IPO of UHS, UHS may make Restricted Payments, in each case in accordance with the provision thereof, deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; and

(h)                         so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other Restricted Payments in an aggregate amount not to exceed $30,000,000 since the Amendment Closing Date.

(i)                             the Borrower and any Restricted Subsidiary may make Restricted Payments to any direct or indirect member of an affiliated group of corporations that files a consolidated U.S. federal tax return with the Borrower (“Tax Distributions”); provided that such Tax Distributions shall not exceed the amount that the Borrower and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of any year if the Borrower and its Restricted Subsidiaries had paid such taxes directly as stand-alone taxpayers or as a stand-alone group.

SECTION 7.07.  Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related, supportive, complementary or ancillary thereto.

SECTION 7.08.  Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties or any entity that becomes a Loan Party as a result of such transaction, (b) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees, costs and expenses in connection with the consummation of the Transactions, (d) so long as no Event of Default shall have occurred and be continuing under Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i), the payment of fees, expenses or other payments to the Sponsor pursuant to the Sponsor Management Agreement as such fee provisions are set forth in the Sponsor Management Agreement as in effect on the date hereof, (e) loans and other transactions by the Borrower and the Subsidiaries to the extent not prohibited by this Agreement, (f) entering into employment and severance arrangements between Parent, the Borrower and the Restricted Subsidiaries and their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (g) payments by the Borrower and the Restricted Subsidiaries pursuant to the tax sharing agreements among the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operations of the Borrower and the Subsidiaries, (h) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of Parent, the Borrower and the Restricted Subsidiaries in the ordinary course of business or the Sponsor or to its Affiliates, to the extent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person, (i) transactions pursuant to the other permitted agreements in existence on the date hereof and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (j) Restricted Payments permitted under Section 7.06, (k) payments by the Borrower and the Restricted Subsidiaries to the Sponsor made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions, financings or divestitures, which payments are approved by the board of directors of the Borrower in good faith, (l) the issuance of Equity Interests to the management of UHS or any of its Subsidiaries, (m) payment of reasonable compensation to officers and employees for services actually rendered to any Loan Party or any of its Subsidiaries, (n) stock option and compensation plans of the Loan Parties and their Subsidiaries, (o) advances and loans to officers, directors, members of management and employees of Parent, the Borrower or any Restricted Subsidiary to the extent specifically permitted under Section 7.02(b), (p) Investments consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of UHS or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent (or, after the occurrence of a Qualifying IPO of UHS, UHS), to the extent the applicable Restricted Payment is permitted by Section 7.06, (q) any issuance of Equity Interests (other than Disqualified Equity Interests), (r) Investments by the Equity Investors in securities of Parent or any of its Restricted Subsidiaries so long as the investments is being offered generally to other investors on the same or more favorable terms and any other transaction involving Parent or any Restricted Subsidiary, on the one hand, and Irving Place Capital or any of its Affiliates, on the other hand, which transactions, in the reasonable determination of the Board of Directors, are on commercially reasonable terms, and (s) other transactions specifically permitted under this Agreement (including, without limitation, sale/leaseback transactions, Dispositions, Investments and Indebtedness).

SECTION 7.09.  Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document, the Senior Indenture, the Existing Indenture or customary terms in any documentation providing for any Permitted Refinancing thereof) that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (x) arise under applicable law, (y) existed on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto or (z) to the extent Contractual Obligations permitted by clause (y) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clause (a) or (b) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iii) represent Indebtedness of a Restricted Subsidiary which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Permitted Subordinated Indebtedness) or that expressly permits Liens for the benefit of the Agents and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest or (x) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

SECTION 7.10.  Holding Company.  Parent shall not (a) engage in any business or activity other than (i) the ownership of all the outstanding Equity Interests in UHS (or other Equity Interests in accordance with clause (b) below) and activities incidental thereto, (ii) activities necessary to consummate the Transactions and (iii) corporate maintenance activities (including the payment of taxes and expenses associated with being a holding company), (b) own or acquire any assets (other than Equity Interests in UHS or other Subsidiaries of UHS and cash and Cash Equivalents in amounts reasonably required in connection with its permitted business activities or representing proceeds of a Restricted Payment permitted hereunder temporarily held pending further distribution to the Permitted Holders), (c) create, incur, assume or permit to exist any Lien on any property or asset owned by it, other than Liens under the Loan Documents or non-consensual Liens permitted under Section 7.01, (d) incur Indebtedness (other than Indebtedness permitted hereunder, liabilities under the Loan Documents, unsecured Guarantees permitted hereunder, liabilities relating to the performance of its obligations under such documents and other liabilities (not including Indebtedness) incidental to its existence and permitted business activities), (e) make any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article 7, and (f) engage in any transaction that Parent is permitted to enter into or consummate under this Article 7.

SECTION 7.11.  Financial Covenant.  Interest Coverage Ratio.  Permit the Interest Coverage Ratio to be less than 1.50:1.00 as of the end of any fiscal quarter of UHS during which Borrowing Availability has been less than $20,000,000 for three (3) consecutive Business Days during such quarter (beginning with the fiscal quarter ending September 30, 2012, if applicable).

SECTION 7.12.  Amendments of Certain Documents.  Amend or otherwise modify (a) any of its Organization Documents in a manner that would reasonably be expected to have a Material Adverse Effect, (b) any Related Document, except as permitted by the Intercreditor Agreement, or (c) any term or condition of any Junior Financing Documentation in any manner materially adverse to the interests of the Administrative Agent or the Lenders, in each case without the consent of the Administrative Agent.

SECTION 7.13.  Accounting Changes.  Make any change in (a) fiscal year or (b) accounting policies or reporting policies except as required or permitted by generally accepted accounting principles; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change their fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and to the covenants contained herein that are deemed reasonably necessary by the Administrative Agent, and not objected to by the Required Lenders, to reflect such change in fiscal year.

SECTION 7.14.  Prepayments, Etc. of Permitted Subordinated Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Permitted Subordinated Indebtedness, (i) unless at the time of such prepayment, redemption, purchase, defeasance or satisfaction and after giving effect thereto (a) no Event of Default shall have occurred and be continuing, (b) the Borrower shall have Borrowing Availability greater than or equal to $55,000,000 and (c) the Interest Coverage Ratio as of the most recent fiscal quarter (calculated on a Pro Forma Basis) is at least 1.75:1.00 and (ii) except for the conversion of any Permitted Subordinated Indebtedness to Equity Interests (other than Disqualified Equity Interests).

SECTION 7.15.  Designated Senior Debt.  Designate any Indebtedness (other than under this Agreement and the other Loan Documents) of the Borrower or the Restricted Subsidiaries as “Designated Senior Indebtedness” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01.  Events of Default.  Any of the following shall constitute an Event of Default:

(a)                         Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), any amount of principal of any Loan or any L/C Borrowing, or (ii) within five (5) Business Days after the same becomes due, any interest or any fee payable pursuant to Section 2.09 or any other amount payable hereunder or with respect to any other Loan Document; or

(b)                         Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03(a), Section 6.05(a) (solely with respect to the Borrower) or Section 6.11 or Article 7 (provided that any Event of Default under Section 7.11 is subject to cure as contemplated by the last proviso set forth in the definition of “Consolidated EBITDA”), (ii) any of Section 6.01(e), Section 6.03(c) and Section 6.07 and such failure continues for ten (10) days (provided that with respect to Section 6.07, if such Loan Party is making good faith efforts to cure such failure, such cure period shall be thirty (30) days), or (iii) any of Section 6.10 and Section 5 of the Security Agreement and such failure continues for five (5) Business Days; or

(c)                          Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after knowledge of a Responsible Officer or notice thereof by the Administrative Agent to the Borrower; or

(d)                         Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or, as provided in Section 4.02, deemed made; or

(e)                          Cross-Default.  Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and determined, in the case of any Swap Contract, by reference to the Swap Termination Value of such Swap Contract) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)                           Insolvency Proceedings, Etc.  Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)                          Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)                         Judgments.  There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which such insurer has been notified of such judgment or order and has not denied coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                             ERISA.  An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(j)                            Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or satisfaction in full of all the Obligations (other than contingent indemnification obligations not then due and payable or Letters of Credit that are collateralized in a manner reasonably satisfactory to the applicable L/C Issuer), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations not then due and payable or Letters of Credit that are collateralized in a manner reasonably satisfactory to the applicable L/C Issuer) and termination of the Aggregate Commitments or as a result of a transaction permitted hereunder or thereunder (including under Section 7.04 or Section 7.05)), or purports in writing to revoke or rescind any Loan Document; or

(k)                         Change of Control.  There occurs any Change of Control; or

(l)                             Collateral Documents.  Any Collateral Document after delivery thereof, whether pursuant to Section 4.01 or Section 6.12 or otherwise, shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected, subject to limitations set forth in the Loan Documents, first priority Lien on and security interest in any Collateral covered thereby, subject to Permitted Liens, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice to the Administrative Agent), except (i) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, (ii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and the related insurer shall not have ultimately denied or disclaimed in writing that such losses are covered by such title insurance, notwithstanding any initial denial or disclaimer of coverage by the related title company under lender’s title insurance policy, (iii) as a result of the sale, release or other Disposition of the applicable Collateral in a transaction permitted under the Loan Documents and (iv) relating to an immaterial amount of the Collateral; or

(m)                     Any information contained in any Borrowing Base Certificate or Alternative Borrowing Base Certificate is untrue or incorrect in any respect (other than inadvertent errors not exceeding $1,000,000 in the aggregate in any Borrowing Base Certificate or Alternative Borrowing Base Certificate, as the case may be) and, after giving effect to the correction of such errors and as a result thereof (i) Borrowing Availability is less than $20,000,000 and (ii) the Interest Coverage Ratio as of the last day of the next ending fiscal quarter of UHS is less than 1.50:1.00.

SECTION 8.02.  Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                         declare the Revolving Credit Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Revolving Credit Commitments and obligation shall be terminated;

(b)                         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                          require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                         exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03.  Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to

Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3, but not including principal of or interest on any Loan) payable to the Administrative Agent in its capacity as such;

Second, to the payment in full of the Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Swing Line Lender and any L/C Issuer pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any distribution);

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and any L/C Issuer (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, ratably to (a) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit and (b) to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of the Secured Hedge Obligations, the Cash Management Obligations and all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations not then due and payable and Letters of Credit that are cash collateralized on terms reasonably satisfactory to the applicable L/C Issuer) have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth (b) above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, delivered to the Borrower.  The Administrative Agent shall have no obligation to calculate the amount of any Secured Hedge Obligation or Cash Management Obligation, and may request a reasonably detailed calculation thereof from the applicable Secured Party.  If such Secured Party fails to deliver the calculation within five days following request, the Administrative Agent may assume the amount is zero.

ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 9.01.  Authorization and Action.  (a)  Each Lender (in its capacities as a Lender, a Swing Line Lender (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Loans), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders, all Hedge Banks and all holders of Notes; provided, however, that, whether or not expressly provided for in this Agreement or the other Loan Documents, no Agent shall be required to take any action that exposes or which such Agent reasonably believes exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.  Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

(b)                         In furtherance of the foregoing, each Lender (in its capacities as a Lender, a Swing Line Lender (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 9.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Article 9 (including, without limitation, Section 9.05 as though any such Supplemental Collateral Agents were an “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)                          Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent.  If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.  No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 9.01(c) in the absence of such Agent’s gross negligence, bad faith or willful misconduct.

SECTION 9.02.  Agents’ Reliance, Etc.  Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence, bad faith or willful misconduct.  Without limitation of the generality of the foregoing, each Agent:  (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03.  Individual Capacities.  With respect to its Revolving Credit Commitments, the Loans made by it and any Notes issued to it, each Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it was not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include such Agent in its individual capacities.  Each Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if such Agent was not an Agent and without any duty to account therefor to the Lenders.  No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 9.04.  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 9.05.  Indemnification.  (a)  Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b)                         Each Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Letters of Credit or the Loan Documents or any action taken or omitted by the Issuing Bank under the Letters of Credit or the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c)                          For purposes of this Section 9.05, each Lender’s respective ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Loans outstanding at such time and owing to such Lender, (ii) such Lender’s Pro Rata Share of the aggregate available amount of all Letters of Credit outstanding at such time, and (iii) such Lender’s unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Loans owing to the Swing Line Lender and of Letter of Credit Loans owing to the Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.  The failure of any Lender to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 9.06.  Successor Agents.  Any Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lenders and the Borrower and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it or its Affiliate has also been replaced as Collateral Agent, Swing Line Lender and Issuing Bank and discharged from all of its obligations in respect thereof.  Upon any such resignation or removal, the Required Lenders shall have the right (with the consent of the Borrower, so long as no Event of Default under Section 8.01(a) or (f) has occurred or is continuing) to appoint a successor Agent as to such of the Facilities as to which such Agent has resigned or been removed.  If no successor Agent shall have been so appointed by the Required Lenders (or, so long as no Event of Default Section 8.01(a) or (f) has occurred or is continuing, consented to by the Borrower), and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to less than all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Agent with respect to the Letter of Credit Facility) and payments by the Borrower in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid.  If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 9.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation or removal hereunder as Agent as to any of the Facilities shall have become effective, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to such Facilities under this Agreement.

SECTION 9.07.  Other Agents; Arrangers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-syndication agent”, “joint book manager” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.08.  Intercreditor Agreement.  Each of the Lenders and each L/C Issuer hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof.  Each Lender and L/C Issuer (and each Person that becomes a Lender or L/C Issuer hereunder pursuant to Section 10.07) hereby (a) acknowledges that Bank of America is acting under the Intercreditor Agreement in its capacity as the Collateral Agent and Wells Fargo Bank, National Association is acting under the Intercreditor Agreement in its capacity as the Second Lien Collateral Agent and (b) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Bank of America any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.  Each Lender and each L/C Issuer (and each Person that becomes a Lender or L/C Issuer hereunder pursuant to Section 10.07) hereby (i) authorizes and directs Bank of America to enter into the Intercreditor Agreement on behalf of such Lender or L/C Issuer and any amendments, restatements, extensions, supplements and other modifications thereto not materially adverse to the Lenders and the L/C Issuers, and (ii) agrees that Bank of America, in its capacity thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless (x) in the case of any amendment necessary to implement the terms of any Additional Revolving Credit Commitments, as applicable, in accordance with the terms hereof, made in a writing signed by the Borrower, the Administrative Agent and the relevant Additional Lenders, as applicable and (y) in the case of any other amendment, made in a writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)                         extend or increase the Revolving Credit Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Revolving Credit Commitments shall not constitute an extension or increase of any Revolving Credit Commitment of any Lender);

(b)                         postpone any date scheduled for any payment of principal or interest under Section 2.07 or Section 2.08 or fees under Section 2.03(i) or Section 2.09(a), without the written consent of each Lender directly affected thereby;

(c)                          reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Leverage Ratio or in the component definitions thereof shall not constitute a reduction in any rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)                         change any provision of this Section 10.01, the definition of “Required Lenders” or the definition of “Supermajority Required Lenders”;

(e)                          change the definition of “Pro Rata Share”, Section 2.12(a), Section 2.13 or Section 8.03 in any manner that would alter the pro rata sharing of payments or other amounts required thereby without the written consent of each Lender affected thereby;

(f)                           release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction permitted under Section 7.05 shall not constitute the release of all or substantially all of the Collateral), without the written consent of each Lender; or

(g)                          other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release any material Guarantor from its obligations under the Guaranty, without the written consent of each Lender;

provided further that no such amendment, waiver or consent shall increase the percentage advance rates set forth in the definition of the Borrowing Base, or make less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts, Eligible Unbilled Accounts, Eligible Rental Equipment, Eligible Wholesale Disposables and Eligible Equipment Disposables set forth in Sections 2.15 and 2.16 without the written consent of Supermajority Required Lenders, and provided still further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Revolving Credit Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding anything to the contrary contained in Section 10.01, in the event that the Borrower request that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrower and the Required Lenders, the Borrower and the Required Lenders shall be permitted to amend the Agreement without the consent of the Non-Consenting Lenders to provide for (a) the termination of the Revolving Credit Commitment of each Non-Consenting Lender at the election of the Borrower and the Required Lenders, (b) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Revolving Credit Commitment of one or more of the Required Lenders (with the written consent thereof), so that the total Revolving Credit Commitment after giving effect to such amendment shall be in the same amount as the total Revolving Credit Commitment immediately before giving effect to such amendment, (c) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full with accrued interest and fees, at par, the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment and (d) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (a), (b) and (c).

Further, notwithstanding anything to the contrary contained in Section 10.01, if within thirty (30) days following the date hereof, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

SECTION 10.02.  Notices and Other Communications; Facsimile Copies.  (a)  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, any Guarantor, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)                         Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)                          Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all actual losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence, bad faith or willful misconduct.

SECTION 10.03.  No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04.  Costs, Expenses and Taxes.  The Borrower agree upon and following the date hereof (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of one attorney for all Lenders and the Administrative Agent and such other local counsel in each foreign jurisdiction as agreed between the Administrative Agent and the Borrower, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel (which counsel shall be limited as provided in Section 10.05).  The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent.  All amounts due under this Section 10.04 shall be paid promptly (but in any event within thirty (30) days) following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all of the Obligations.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

SECTION 10.05.  Indemnification by the Borrower.  The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, each L/C Issuer and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, actual losses, actual damages, penalties, claims, demands, actions, judgments, suits, reasonable costs, reasonable expenses and reasonable disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Administrative Agent and the Lenders (exclusive of one local counsel to the Administrative Agent and the Lenders in each appropriate jurisdiction), unless (x) the interests of the Administrative Agent and the Lenders are sufficiently divergent, in which case one (1) additional counsel may be appointed and (y) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one (1) additional counsel for such Lender or group of Lenders in the case of clause (a) below)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Revolving Credit Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any other Loan Party) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) have been determined in the final judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Indemnitee or any of its directors, officers or employees or a material breach of the Loan Documents by any Indemnitee or (y) arise from claims of any of the Lenders solely against one or more Lenders (and not by one or more Lenders against the Administrative Agent or one or more of the other Agents) that have not resulted from the action, inaction, participation or contribution of the Borrower or its Subsidiaries or other Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 10.05 shall be paid promptly (but in any event within thirty (30) days) after written demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06.  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

SECTION 10.07.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or Section 10.07(h), as the case may be, or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                         Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Credit Facility; (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each of the Administrative Agent and, so long as no Event of Default in respect of Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i) has occurred and is continuing and except for assignments in connection with the exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders following the date on which either any Event of Default referred to in Section 8.01(f) or Section 8.01(g)(i) shall have occurred and be continuing in respect of the Borrower or the Loans shall have been declared immediately due and payable pursuant to Section 8.02, the Borrower consents to such assignment (each such consent not to be unreasonably withheld or delayed); (iii) any assignment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed); (iv) the parties (other than the Borrower unless its consent to such assignment is required hereunder) to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (B) manually execute and deliver to the Administrative Agent an Assignment and Assumption; and (v) the assigning Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)                          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                         Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) and such Participant agrees to be bound by such Sections and Section 3.06.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                          A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and such Participant complies with Section 3.01, Section 3.06 and Section 10.15 as if such Participant were a Lender under Section 10.15.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01, Section 3.06 and Section 10.15 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)                           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, Section 3.04 or Section 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.  An SPC shall be treated as a Lender for the purposes of applying Section 10.15 and any Loans or other obligations of an SPC (pursuant to a grant by a Granting Lender under this Section 10.07(g)) shall be reflected on the Participant Register as provided for in this Section 10.07(g).

(h)                         Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or the Borrower, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 10.07(b)).

(i)                             Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as a L/C Issuer and/or the Swing Line Lender; provided that on or prior to the expiration of such 30-day period with respect to such L/C Issuer’s resignation as a L/C Issuer, such L/C Issuer shall have identified a successor L/C Issuer reasonably acceptable to the Borrower willing to accept its appointment as a successor L/C Issuer.  In the event of any such resignation as a L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer as a L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above.  If any L/C Issuer resigns as a L/C Issuer, it shall retain all the rights and obligations of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as a L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 10.08.  Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this Section 10.08); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (provided that the Agent or Lender that discloses any Information pursuant to this clause (c) shall provide the Loan Parties prompt notice of such disclosure to the extent permitted by applicable Law so that such Loan Parties may seek an appropriate protective order or other appropriate remedy); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions no less restrictive than those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Loan Parties), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the specific prior written consent of the Responsible Officers of the applicable Loan Party; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender in accordance herewith); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement or (k) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.08).  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Revolving Credit Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08.

SECTION 10.09.  Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 10.10.  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11.  Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or “pdf” of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier or “pdf” be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or “pdf”.

SECTION 10.12.  Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13.  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations to the extent not then due and payable or Letters of Credit that have been cash collateralized in a manner satisfactory to the applicable L/C Issuer) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding except as set forth in Section 2.03(g).

SECTION 10.14.  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15.  Tax Forms.  (a)  (i)  Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the Borrower (each a “US Lender”) shall deliver to Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Amendment Closing Date (or upon accepting an assignment of an interest herein), executed originals of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding tax.  Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the Borrower (each, a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Amendment Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Non-US Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Non-US Lender by the Borrower pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-US Lender by the Borrower pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Non-US Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Non-US Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Non-US Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10 percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code.  Thereafter and from time to time, each such US Lender and Non-US Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such US Lender or Non-US Lender as applicable by the Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii)                                  Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-US Lender under any of the Loan Documents (for example, in the case of a typical participation by such Non-US Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed copies of the forms or statements required to be provided by such Non-US Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Non-US Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed, properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Non-US Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender.

(iii)                               If any form or document referred to in this Section 10.15 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service, that the applicable US Lender or Non-US Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(iv)                              The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any US Lender or Non-US Lender with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits pursuant to this Section 10.15(a), or (B) any US Lender or Non-US Lender with respect to any Taxes required to be deducted or withheld by reason of such US Lender or Non-US Lender’s failure to satisfy the foregoing provisions of this Section 10.15(a), with respect to Taxes required to be deducted or withheld by reason of such US Lender’s failure; provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender to the Borrower or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Borrower of their obligation to pay any amounts pursuant to Section 3.01 if such Lender’s failure to satisfy the provisions of Section 10.15(a) is reasonably the result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof.

(v)                                 The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

SECTION 10.16.  Process Agent.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.02.  In addition, each Loan Party not organized in the United States of America or a state thereof hereby irrevocably appoints National Registered Agents, Inc. (the “Process Agent”) with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 in the United States, as its agent to receive on behalf of such Loan Party and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each Loan Party not  organized in the United States of America or a state thereof also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Loan Party at its address specified in Section 10.02 (such service to be effective seven days after mailing thereof).  Each Loan Party not organized in the United States of America or a state thereof covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to continue to act as such.  Nothing in this Section 10.16 shall affect the right of any Lender or the Administrative Agent to serve legal process in any other manner permitted by applicable law or affect the right of any Lender or the Administrative Agent to bring any suit, action or proceeding against each Loan Party or its property in the courts of other jurisdictions.

SECTION 10.17.  Release of Collateral.  Upon the sale, lease, transfer or other disposition of any item of Collateral of or by any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the security interest granted under the Collateral Documents in such Collateral shall automatically terminate and the Collateral Agent will, promptly and at the Borrower’s expense, promptly execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the Collateral Documents in accordance with the terms of the Loan Documents.

SECTION 10.18.  GOVERNING LAW.  (a)  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                         ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 10.19.  WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.20.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each

Lender, Swing Line Lender and the L/C Issuer that each such Lender, Swing Line Lender and the L/C Issuer has executed it and the conditions set forth in Section 4.01 shall have been satisfied or waived, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.21.  USA Patriot Act Notice.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrowing Base Party, which information includes the name and address of each Borrowing Base Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrowing Base Party in accordance with the Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

UNIVERSAL HOSPITAL SERVICES, INC.,
as Borrower

By:
Name:
Title:

UHS Second Amended and Restated Credit Agreement Signature Page

UHS HOLDCO, INC.,
as Parent

By:
Name:
Title:

UHS Second Amended and Restated Credit Agreement Signature Page

BANK OF AMERICA, N.A.,
individually as a Lender and as Administrative Agent, Initial L/C Issuer and Initial Swing Line Lender

By
Name:
Title:

UHS Second Amended and Restated Credit Agreement Signature Page

,
[INSERT LENDER NAME]
individually as a Lender

By:
Name:
Title:

UHS Second Amended and Restated Credit Agreement Signature Page